Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TWIN HOSPITALITY GROUP, INC.

TWIN HOSPITALITY I, LLC,

THE OTHER SELLER PARTIES HERETO,

TWNPKS BID CO. LLC

AND

FOR THE LIMITED PURPOSES SET FORTH HEREIN,

FAT BRANDS INC.,

Dated:

June 15, 2026

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ANNEX 1 Sellers
Exhibit A Closing Steps Plan
Exhibit B Form of Bill of Sale for Acquired Assets
Exhibit C Form of Assignment and Assumption Agreement
Exhibit D Form of Trademark Assignment
Exhibit E Form of Domain Name and Social Media Account Assignment

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ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Asset Purchase Agreement and Plan of Reorganization (this “Agreement”) is entered into as of June 15, 2026 by and among Twin Hospitality Group, Inc., a Delaware corporation (“Twin Manager”), Twin Hospitality I, LLC, a Delaware limited liability company (“Twin Hospitality” and, collectively with Twin Manager, Twin Hospitality and the direct and indirect Subsidiaries or Affiliates of Sellers identified on Annex 1 hereto, “Sellers”), TWNPKS Bid Co. LLC, a Delaware limited liability company (“Buyer”) and, for the limited purposes specifically set forth herein, FAT Brands Inc., a Delaware corporation (“FAT Brands” together with Twin Manager, the “Managers”). Sellers and Buyer are referred to collectively herein as the “Parties” and each, individually, as a “Party”.

WITNESSETH

WHEREAS, on January 26, 2026 (the “Petition Date”), the Managers and certain of their respective direct and indirect Subsidiaries (collectively, the “Debtors”), including Sellers, filed voluntary petitions for relief (collectively, the “Bankruptcy Cases”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, prior to the Petition Date, Twin Hospitality is party to that certain Base Indenture dated as of November 21, 2024, as supplemented by the Series 2024-1 Supplement thereto, dated as of November 21, 2024 (as further amended, restated, or supplemented, the “Prepetition Indenture”), by and among Twin Hospitality and UMB Bank, N.A. as trustee (in such capacity, the “Trustee”) and securities intermediary, pursuant to which Twin Hospitality, on November 21, 2024, issued, among other things, (A) (i) $12,124,000 in aggregate principal amount of Series 2024-1 Class A-2-I super senior secured 9.00% fixed rate notes (the “A-2-I Prepetition Notes”), (ii) $269,257,000 in aggregate principal amount of Series 2024-1 Class A-2-II senior secured 9.00% fixed rate notes (the “A-2-II Prepetition Notes”), and (iii) $57,619,000 in aggregate principal amount of Series 2024-1 Class B-2 senior subordinated secured 10.00% fixed rate notes, each with a maturity date of October 26, 2054 (the “B-2 Prepetition Notes”, and items (i)-(iii), collectively, the “Prepetition In-Scope Notes”) and (B) (i) $77,711,000 in aggregate principal amount of Series 2024-1 Class M-2 subordinated secured 11.00% fixed rate notes, (ii) $326,876,000 in aggregate principal amount of Series 2024-1 Class A2IIB2 exchangeable secured fixed rate notes, and (iii) $404,587,000 in aggregate principal amount of Series 2024-1 Class A2IIB2M2 exchangeable secured fixed rate notes (items (i)-(iii), collectively, the “Prepetition Out-of-Scope Notes” and, together with the Prepetition In-Scope Notes, the “Prepetition Notes”);

WHEREAS, on January 26, 2026, the Debtors established a special committee (the “Special Committee”) and authorized the Special Committee to review, consider and, if appropriate, recommend a potential restructuring and/or recapitalization transaction, including financing, refinancing, reorganization, recapitalization, or change of control whether by sale, merger, consolidation, or otherwise which, for the avoidance of doubt, includes any matters relating to, arising in, or financing for the Bankruptcy Cases;

WHEREAS, pursuant to that certain Amended and Restated Stipulation and Agreed Order Regarding Mediated Agreement entered by the Bankruptcy Court on March 19, 2026 Docket No. 472, the Special Committee is vested with the sole and exclusive authority to manage the affairs of the Managers and their respective Subsidiaries;

WHEREAS, Sellers are the franchisor and operator of the “Twin Peaks” specialty casual dining restaurant concepts;

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WHEREAS, Sellers and Buyer desire to enter into this Agreement to provide for Buyer to purchase, acquire, and assume from the applicable Seller all of the Acquired Assets and Assumed Liabilities (which Acquired Assets and Assumed Liabilities generally comprise the Transferred Business), all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363, 365, and other applicable provisions of the Bankruptcy Code; and

WHEREAS, each of the Parties intends that, for U.S. federal (and applicable state and local) income Tax purposes, the transactions contemplated by this Agreement (together with the transactions contemplated by the Closing Steps Plan and any other applicable documents) shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC and the Treasury Regulations thereunder, to which each of Twin Manager and Buyer (or its regarded parent for U.S. federal income tax purposes) are parties under Section 368(b) of the IRC (the “Intended Tax Treatment”), and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the IRC and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“A-2-I Prepetition Notes” has the meaning set forth in the recitals.

“A-2-II Prepetition Notes” has the meaning set forth in the recitals.

“A-2-II Prepetition Notes Obligations” means the “Obligations”, as defined in the Prepetition Indenture, with respect to the A-2-II Prepetition Notes only.

“A-2-II Prepetition Notes Obligations Amount” has the meaning set forth in Section 2.3.

“Accounts Receivable” means, in each case, to the extent related to the Transferred Business, any and all (a) accounts receivable, credit card receivables, notes receivable, trade accounts, retainage, unbilled receivables, contract billings, trade receivables and other amounts receivable generated by the Transferred Business or owed to Sellers (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date, (b) license and royalty receivables payable, or that may become payable, to Sellers, (c) rebate receivables from suppliers or vendors, (d) all accounts receivable and other amounts owed to Sellers (whether current or non-current) in connection with any customer purchases made with credit cards or any other related amounts owing (including deposits or holdbacks to secure chargebacks, offsets or otherwise) from credit card processors to Sellers, (e) other amounts due to Sellers which Sellers have historically classified as accounts receivable in the Financial Statements or in accordance with GAAP with respect to licenses of Owned Intellectual Property, products sold or services performed on or prior to the Closing Date, and (f) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon. Notwithstanding the foregoing, Accounts Receivable will not include any intercompany receivables payable by or to any Seller, all of which shall be settled or extinguished in accordance with the Settlement Term Sheet.

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“Acquired Assets” means, all of Sellers’ right, title, and interest, free and clear of all Liens (other than Permitted Liens), in and to all of the properties, rights, interests, and other tangible and intangible assets of Sellers (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by Sellers after the date hereof but prior to the Closing; provided, however, that, notwithstanding anything to the contrary herein, the Acquired Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets shall include the following assets used in or relating to the Transferred Business and owned or held by any Seller (except to the extent listed or otherwise included as an Excluded Asset):

(a) all Transferred Intellectual Property, including Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule, and Transferred IT Systems, including the IT Systems listed on Section 3.13(e) of the Disclosure Schedule;

(b) all personal property owned by Sellers, including all restaurant equipment and machinery, kitchen equipment, fixtures, trade fixtures, chairs, tables, supplies, shelving, refrigeration equipment, computers, point-of-sale systems, hardware, computer systems, servers and other IT Systems, silverware, linens, inventory management equipment, branding, signs, and signage located at the Transferred Locations or at any real property leased by Sellers pursuant to an Assumed Lease;

(c) all Designated Contracts (including Franchise Agreements) and Assumed Leases (including Assumed Leases with respect to assets falling within any of the asset categories set forth in this definition), which may be adjusted pursuant to Section 2.6;

(d) all food and beverage items and other Inventory (including liquor inventory);

(e) all brewery assets, whether owned, leased, licensed, or otherwise used by Sellers in connection with the Brewery Business;

(f) all customer and end-user data and information, in each case, to the extent used in or related to the Transferred Business and solely to the extent permitted to be assigned, used, or provided by Sellers under applicable Law;

(g) all Assumed Seller Plans;

(h) all Accounts Receivable;

(i) all Permits, in each case to the extent transferable (including all liquor licenses, permits, and related authorizations);

(j) all books, records, and other data not described in clause (f) above, including (x) customer lists, supplier lists, mailing lists, accounting records, documentation or records, catalogs, and printed materials relating thereto and (y) past and present customer, supplier, vendor records, files, documents, instruments, financial, marketing, and business data, pricing and cost information, business and marketing plans, and other information, files, correspondence, records, data, plans, reports, and recorded knowledge, historical trademark files, prosecution files in whatever media retained or stored, including computer programs and disks, and all other books, records, instruments, policies, procedures and documents, and all books, records, and file histories in each case to the extent within Sellers’ possession, custody or control (it being acknowledged and agreed that Sellers shall be permitted to retain copies of any books, records and other data as may be necessary or advisable for purposes of legal, regulatory or Tax compliance or in connection with any Claims or Litigation constituting Excluded Assets or Excluded Liabilities);

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(k) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to Taxes that are Excluded Liabilities);

(l) all promotional materials, displays, media content, and other personal property or equipment;

(m) all Intellectual Property Licenses;

(n) all goodwill associated with, or attributable to the Transferred Business or any of the Acquired Assets;

(o) all telephone, facsimile numbers, and email addresses, in each case, to the extent used in or relating to the Transferred Business or a Transferred Location;

(p) all Avoidance Actions to the extent against Buyer, Trustee, any suppliers, vendors, merchants, manufacturers, or other counterparties to any Designated Contracts or Assumed Leases or any Affiliates of the foregoing, or otherwise with respect to trade obligations paid prior to the Petition Date, and any related Claims and Litigation arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(q) all rights under warranties, indemnities, and similar rights against third parties in respect of the Transferred Business or the Acquired Assets;

(r) all cash held in the UMB Trust Accounts and Transferred Locations Cash and, for the avoidance of doubt, cash and cash equivalents held by the Trustee as collateral to secure the obligations under the Prepetition Indentures (collectively, “Transferred Cash”).

(s) all insurance claims and related proceeds thereof, in each case to the extent transferable and related to any Acquired Assets or Assumed Liabilities;

(t) all open purchase orders with customers and suppliers of the Transferred Business;

(u) all issued and outstanding capital stock and any other equity interests of the entities set forth in Section 1.1(a)(i) of the Disclosure Schedule (the “Acquired Entities” and such capital stock and other equity interests, the “Acquired Equity Interests”);

(v) all assets, properties and rights to the extent owned, leased by or licensed (to the extent such underlying lease is a Designated Contract or Assumed Lease), or otherwise used or held for use by any Sellers in connection with or related to and material to the Transferred Business;

(w) any assets of the Smokey Bones Business set forth in Section 1.1(a)(iii) of the Disclosure Schedule solely if and as designated in writing by Buyer at least five (5) Business Days prior to the Closing (the “Smokey Bones Assets”); provided that any such designated asset that is a Contract or unexpired Lease shall be deemed a Designated Contract or Assumed Lease and be subject to Section 2.6(b); and

(x) all insurance policies set forth on Section 1.1(a)(v) of the Disclosure Schedule.

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“Acquired Entities” has the meaning set forth in the definition of “Acquired Assets”.

“Acquired Equity Interests” has the meaning set forth in the definition of “Acquired Assets”.

“Administrative Claim” means any Claim for costs and expenses of administration during the Bankruptcy Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date of preserving and operating the businesses of Sellers; (b) Claims pursuant to section 503(b)(9) of the Bankruptcy Code; and (c) all fees and charges assessed against the Debtors pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.16.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Assumed Leases” means any Lease listed or referenced on Section 2.6(a) of the Disclosure Schedule designated by Buyer (in its sole discretion) for assumption and assignment to Buyer (or its designee) in accordance with Section 2.1 and Section 2.2 effective on and as of the Closing (including any amendment or modification that may contain lease concessions) as set forth on Section 2.6(b) of the Disclosure Schedule.

“Assumed Liabilities” means the following Liabilities of Sellers (to the extent not satisfied prior to the Closing):

(a) all Liabilities under or relating to the Acquired Assets to the extent such Liabilities first arise from and after the Closing Date (and excluding, for the avoidance of doubt, any Liabilities with respect to events, circumstances or occurrences that first arise prior to the Closing other than as expressly set forth herein);

(b) all Liabilities (i) to pay for goods or services ordered with respect to the Transferred Business, prior to the Closing, but that are not delivered or performed until after the Closing, (ii) to satisfy open purchase orders with customers and suppliers of the Transferred Business that constitute Acquired Assets, and (iii) with respect to the Administrative Claims set forth on Section 1.1(b)(i) of the Disclosure Schedule;

(c) all (i) sales promotions, rebates (including pursuant to any Franchise Agreements constituting a Designated Contract), coupons, gift cards and certificates, (ii) Liabilities in respect of advertising funds advanced or paid by franchisees of the Transferred Business and (iii) customer prepayments and overpayments, customer refunds, credits, credit card payables, reimbursements and related adjustments, in each case to the extent related to the Acquired Assets or the Transferred Business;

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(d) all Cure Costs related solely to the Designated Contracts and Assumed Leases that will be assumed by Sellers and assigned to Buyer (or its designee), including, for the avoidance of doubt, with respect to all liabilities to franchisees under any Franchise Agreement assigned to Buyer (or its designee) as a Designated Contract;

(e) all Liabilities arising under or otherwise in respect of the Assumed Seller Plans;

(f) all Liabilities with respect to (i) wages, salaries, commissions, and retention payments earned and accrued in the Ordinary Course of Business with respect to the Transferred Employees as of the Closing and (ii) expense reimbursements for any expenses incurred, but not yet reimbursed, in the Ordinary Course of Business with respect to a Transferred Employee as of the Closing;

(g) all Liabilities related to Transferred Employees that arise from Buyer’s acts or omissions but solely to the extent that such Liabilities relate to events occurring after the Closing; and

(h) all Liabilities for (i) Taxes that relate to the Acquired Assets or the Assumed Liabilities with respect to Post-Closing Tax Periods allocable to Buyer in accordance with Section 6.4(b), (ii) sales and use Taxes in respect of the Transferred Business (other than any such Taxes arising as a result of the Transactions hereunder) arising in the ordinary course of business for the months of May 2026 and June 2026 and (iii) Property Taxes described in Section 6.4(a).

“Assumed Seller Plans” means the Seller Benefit Plans designated as such on Section 3.12(a) of the Disclosure Schedule, for assumption and assignment to Buyer (or its designee) in accordance with Section 2.1 and Section 2.2 to be effective on and as of the Closing and, in any such case, any associated funding media, assets, reserves, credits and service agreements and all documents created, filed or maintained in connection with the Assumed Seller Plans and any applicable trusts and insurance policies.

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Audited Financial Statements” has the meaning set forth in Section 3.17.

“Avoidance Action” means any avoidance action under Chapter 5 of the Bankruptcy Code or any Litigation, including any claim or cause of action under Sections 502, 510, 541, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code, or under related state or federal statutes or common law, including fraudulent transfer and fraudulent conveyance law.

“B-2 Prepetition Notes” has the meaning set forth in the recitals.

“B-2 Prepetition Notes Obligations” means the “Obligations”, as defined in the Prepetition Indenture, with respect to the B-2 Prepetition Notes only.

“B-2 Prepetition Notes Obligations Amount” has the meaning set forth in Section 2.3.

“B-2 Prepetition Notes Obligations Base Amount” means thirty million five hundred thousand dollars ($30,500,000).

“Back-up Bidder” means the Person designated at the Auction as having submitted the next highest offer to the offer submitted by the Prevailing Bidder.

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“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bid Deadline” has the meaning set forth in the Bidding Procedures Order.

“Bidding Procedures” has the meaning set forth in the Bidding Procedures Order.

“Bidding Procedures Motion” means the motion filed by Sellers with the Bankruptcy Court seeking entry of the Bidding Procedures Order Docket No. 420.

“Bidding Procedures Order” means an Order entered by the Bankruptcy Court on April 9, 2026, granting the relief requested in the Bidding Procedures Motion Docket No. 595.

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Books and Records” means the files, documents, instruments, books, reports and records maintained by or on behalf of Sellers that are related to the Transferred Business, the Acquired Assets, the Transferred Employees or the Assumed Liabilities.

“Brewery Business” means the in-house brewing and private-labeling business and operations conducted by Sellers as of the date hereof under the name “Twin Peaks Brewing Co.”.

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Business Marks” means all Trademarks in all classes of goods and services containing, in whole or in part, the names, terms or logos listed on Section 3.13(a) of the Disclosure Schedule, or any combinations or variation thereof.

“Business Names” means “Twin Peaks”.

“Buyer” has the meaning set forth in the preamble.

“Cash Management Motion” means the Emergency Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Continue Existing Cash Management System, (B) Maintain Existing Business Forms and Intercompany Arrangements, and (C) Continue Intercompany Transactions; and (II) Granting Related Relief Docket No. 14.

“Claim” means any claim within the meaning of Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Steps Documentation” has the meaning set forth in Section 5.3(f).

“Closing Steps Plan” means the transaction structuring steps plan as mutually agreed by the Parties prior to the Closing Date, which, upon such agreement, shall be set forth on Exhibit A hereto.

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“COBRA” means Sections 601 through 608 of ERISA and Section 4980B of the IRC.

“Competing Bid” means any proposal, offer or transaction with respect to a plan of reorganization or dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests, financing (debt or equity), refinancing or restructuring, in each case, all or substantially all of the Acquired Assets (other than the transactions contemplated in this Agreement) that competes with or renders consummation of the transactions contemplated in this Agreement unable to be consummated or would reasonably be expected to materially frustrate the purposes of this Agreement.

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document, or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby (other than any Leases).

“Covered Employee” has the meaning set forth in Section 6.3(a).

“Credit Bid Amount” has the meaning set forth in Section 2.3.

“Cure Costs” means all amounts payable, and obligations that must be satisfied in order to cure any monetary defaults through the Closing Date that are required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of executory Contracts and Leases, as set forth on Section 2.6(a) of the Disclosure Schedule.

“Cure Schedules” has the meaning set forth in Section 2.6(a).

“Debtors” has the meaning set forth in the recitals.

“Deferred License” has the meaning set forth in Section 5.9.

“Deficiency Claims” has the meaning set forth in Section 5.3(j).

“Designated Contracts” means any Contract listed or referenced on Section 2.6(b) of the Disclosure Schedule designated by Buyer (in its sole discretion) for assumption and assignment to Buyer (or its designee) in accordance with Section 2.1 and Section 2.2 effective on and as of the Closing as set forth on Section 2.6(b) of the Disclosure Schedule.

“Designation Notice” has the meaning set forth in Section 2.6(f).

“DIP Agent” means UMB Bank, N.A., in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

“DIP Credit Agreement” means the debtor-in-possession credit agreement, dated March 25, 2026, entered into by FAT Brands, Twin Manager, Twin Hospitality, the DIP Lenders and the other parties thereto, that governs the DIP Facility, as amended, restated, amended and restated, modified or supplemented from time to time.

“DIP Facility” means the Twin DIP Facility (as defined in the DIP Credit Agreement).

“DIP Lenders” means the Twin DIP Lenders (as defined in the DIP Credit Agreement).

“DIP Obligations” means the Twin DIP Obligations (as defined in the DIP Credit Agreement).

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“DIP Obligations Amount” has the meaning set forth in Section 2.3.

“DIP Order” means the First Interim DIP Order, the Second Interim DIP Order and any subsequent Order of the Bankruptcy Court approving the DIP Facility on an interim or final basis.

“Disclosure Schedule” has the meaning set forth in Article III.

“Domain Name and Social Media Account Assignment” has the meaning set forth in Section 2.5(a)(iv).

“Employment Contract” has the meaning set forth in Section 6.3(a).

“Environmental Law” means any federal, state or local, or foreign law, statute, code, ordinance, rule, or regulation relating to pollution, the protection of the environment or natural resources, or the management, use or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Section 414 of the IRC.

“Excluded Assets” means the following assets (including all properties, rights, interests and claims of every kind and description with respect thereto) of Sellers:

(a) all files, books, records and documents prepared in connection with this Agreement or the transactions contemplated hereby or otherwise relating to the Bankruptcy Cases (including all files, books, records, and documents constituting work product of Sellers’ legal counsel and all Privileged Communications), all minute books, corporate records (such as stock registers), and organizational documents of Sellers, Tax Returns and Tax work papers in respect of Taxes of Sellers, and all other documents not related to the Transferred Business, the Transferred Locations, the Acquired Assets, or the Covered Employees, including all rights, privileges and interest of Sellers in respect of the foregoing;

(b) any Contract that is not a Designated Contract and any Lease that is not an Assumed Lease, which may be updated pursuant to Section 2.6;

(c) any director and officer insurance policies and binders, and any and all claims, refunds, and credits from insurance claims, insurance policies, or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof;

(d) all Claims and Litigation owned by Sellers against any current or former directors and officers;

(e) all Retained Causes of Action and all rights to any proceeds thereof;

(f) any refund or overpayment of Taxes (except Property Taxes subject to Section 6.4) that are Excluded Liabilities;

(g) all cash and cash equivalents of Sellers other than Transferred Cash;

(h) any Avoidance Actions that are not an Acquired Asset;

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(i) all shares of capital stock or other equity interests of any Seller and all securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any other Person except the Acquired Entities;

(j) all assets, properties, rights, interests, and Claims of every kind and description of any Sellers (i) that constitute “Acquired Assets” as defined in the FAT Brands Purchase Agreement, (ii) to the extent primarily used in or primarily related to the Smokey Bones Business and not constituting an Acquired Asset pursuant to clause (w) of the definition thereof or (iii) that are described on Section 1.1(c)(i) of the Disclosure Schedule; and

(k) any intercompany receivables payable by or to any Seller, all of which shall be settled or extinguished in accordance with the Settlement Term Sheet.

“Excluded Liabilities” means any Liabilities of Sellers, other than the Assumed Liabilities, but shall not include any Liabilities of the Acquired Entities or their Subsidiaries. Without limiting the generality of the foregoing, the Excluded Liabilities include the following (except to the extent listed or otherwise included as Assumed Liabilities or constituting Liabilities of the Acquired Entities or their Subsidiaries):

(a) all Liabilities with respect to events, circumstances or occurrences that first arise prior to the Closing other than to the extent expressly included as Assumed Liabilities;

(b) any Liability to the extent relating to or arising out of the Excluded Assets (including in respect of the Smokey Bones Business) (excluding Acquired Assets pursuant to clause (w) of the definition thereof);

(c) any Liability for Taxes except for any Taxes that are expressly assumed in accordance with the definition of Assumed Liabilities;

(d) all Liabilities of Sellers under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(e) any Liability associated with any and all indebtedness for borrowed money, including any guarantees of third-party obligations, and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit of any Seller;

(f) any Liabilities in respect of any Contracts or Leases that are not Designated Contracts or Assumed Leases, respectively;

(g) all Liabilities with respect to the termination of employment of any Seller “insiders” (as such term is defined in Section 101(31) of the Bankruptcy Code);

(h) except to the extent that any such Liabilities are specifically assumed by Buyer pursuant to items (e), (f), or (g) of the definition of “Assumed Liabilities”, any and all Liabilities arising under or relating to the Assumed Seller Plans or any of the other Seller Benefit Plans;

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(i) except to the extent that any such Liabilities are specifically assumed by Buyer pursuant to items (e), (f), or (g) of the definition of “Assumed Liabilities”, all Liabilities for any and all claims by or on behalf of, relating to or with respect to such Seller’s current or former employees, including any Transferred Employee, relating to periods ending, or events occurring, on or prior to the Closing, including claims arising under or relating to employment practices, terms and conditions of employment, labor relations, union organizing, employee safety and health, wages and hours, fair labor standards, child labor, employee leaves of absence, unemployment insurance, disability rights or benefits, immigration, plant closings and layoffs, equal employment opportunity, discrimination, harassment, affirmative action, breach of contract and wrongful discharge, employee grievances and Liability for any pension, profit sharing, deferred compensation (and the funding of any such benefits relating to all income earned by such Seller’s current or former employees, including any Transferred Employee, to the extent relating to periods ending on or prior to the Closing), workers’ compensation or any other employee health, welfare or other benefit plans or claims thereunder;

(j) all Liabilities with respect to unused vacation time, sick leave time and other paid time off earned and accrued with respect to the Transferred Employees as of the Closing;

(k) all Liabilities of Sellers to Sellers’ equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments, or otherwise, and any Liability of Sellers pursuant to any Affiliate Agreement;

(l) all Liabilities relating to Litigation, claims, actions, suits, arbitrations, litigation matters, proceedings, or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset, the Transferred Business, Sellers, or any assets or properties of Sellers, commenced, filed, initiated, or threatened before the Closing and to the extent relating to facts, events, or circumstances arising or occurring before the Closing, including the Retained Causes of Action; and

(m) any intercompany payables payable by or to any Seller, all of which shall be settled or extinguished in accordance with the Settlement Term Sheet.

“FAT Brands” has the meaning set forth in the preamble.

“FAT Brands Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof, by and among FAT Brands, certain Subsidiaries and Affiliates of FAT Brands identified therein, and FBG Bid Co. LLC, as approved by the Bankruptcy Court.

“Final Order” means an Order of the Bankruptcy Court or any other court of competent jurisdiction (a) as to which the time to appeal shall have expired and as to which no appeal shall then be pending or (b) if a timely appeal shall have been filed or sought, either (i) no stay of the Order shall be in effect, (ii) no motion or application for a stay of the Order shall be filed and pending or such motion or application shall have been denied, or (iii) if such a stay shall have been granted, then (A) the stay shall have been dissolved or (B) a final order of the district court or circuit court having jurisdiction to hear such appeal shall have affirmed the Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court or circuit court Order or timely motion to seek review or rehearing of such Order shall have been made, any appellate court having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court’s (or lower appellate court’s) order upholding the Order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that Buyer in its sole discretion may treat any Order for which a motion or application for a stay is pending as a Final Order by affirmatively agreeing to such treatment in a writing signed by Buyer as long as such motion or application remains pending. For the avoidance of doubt, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order to not be a Final Order.

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“Financial Statements” has the meaning set forth in Section 3.17.

“First Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to Use Cash Collateral and Obtain Secured Postpetition Financing; (II) Granting Liens and Superpriority Administrative Claims; (III) Providing Adequate Protection; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief Docket No. 473.

“Franchise Agreements” means the franchise agreements between a Seller, on one hand, and a franchisee, on the other, for the operation of any Transferred Locations.

“Fraud” means common law fraud under Delaware Law with respect to the making of the representations and warranties set forth in Article III or Article IV of this Agreement as modified by the Disclosure Schedule, as applicable. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any claims based on negligent or reckless misrepresentation.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Hazardous Materials” means all materials, substances, wastes, pollutants, chemicals or contaminants that are listed, defined, designated, regulated or classified, or pursuant to which liability is or could be imposed, under Environmental Law, including petroleum and derivatives thereof, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances.

“Identified IP” has the meaning set forth in Section 2.7(b).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means any and all intellectual property and other similar proprietary right, and all rights, title, and interest therein and thereto, in any jurisdiction in the world (whether arising under statutory or common law, contract, or otherwise), that includes rights pretraining to or arising from: (a) inventions, discoveries, processes, designs, techniques, and developments, whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations, extensions, provisional applications, and any foreign or international equivalent of any of the foregoing; (c) Trademarks; (d) trade secrets, confidential or proprietary information and data, recipes, ingredients, technical information, know-how, product designs, blueprints, formulas and proprietary methods and processes (collectively, “Trade Secrets”); (e) works of authorship, including copyrights, moral rights, design rights, copyright applications, copyright registrations and rights to prepare derivative works; and (f) domain names and social media accounts (including user names and passwords); (g) computer software and firmware, including source code, object code, and software-related specifications and documentation; and (h) the right to sue for infringement and other remedies against infringement of any of the foregoing; and (i) rights to protection of interests in the foregoing under the laws of all jurisdictions.

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“Intellectual Property Licenses” means (a) any grant to a third Person of any right to use any Owned Intellectual Property and (b) any grant to Sellers of a right to use a third Person’s Intellectual Property rights or IT Systems included in the Transferred Intellectual Property.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Inventory” means, with respect to any Transferred Location, all of Sellers’ inventory and goods now owned or hereinafter acquired, held at or in transit to such Transferred Location, in each case to the extent used in or relating to the operation of such Transferred Location, including all such inventory and goods that (a) are held by Sellers for sale or to be furnished by Sellers under a Contract of service or (b) consist of raw materials, work in process, finished goods, supplies, or material used or consumed in connection with the operation of such Transferred Location maintained or held by, stored by or on behalf of, or in transit to, any such Transferred Location.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means the computers, networks, software, firmware, middleware, servers, routers, hubs, switches, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, hardware and communication, information technology, operational technology, automated processes and storage assets, equipment, systems and services, including any outsourced systems and processes, and other similar or related items of automated, computerized, digital, or software systems, and any data contained in any of the foregoing.

“Knowledge” means (a) with respect to Sellers, the actual knowledge of John DiDonato, Abhimanyu Gupta or Allen Sussman and (b) with respect to Buyer, the actual knowledge of Rodolfo García, Yong Hong or Brian Carduff.

“Law” means any constitution applicable to, and any statute, treaty, code, rule, regulation, ordinance, of any kind of, any Governmental Authority, including at common law.

“Leased Location” has the meaning set forth in Section 3.6.

“Leases” means all leases, subleases, licenses, concessions, options, contracts in the nature of real estate occupancy, extension letters, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates, and other written agreements, any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Transferred Locations.

“Liability” means any debt, adverse claim, loss, claim, lien, damage, demand, fine, Taxes, judgment, penalty, liability, duty, responsibility, expense (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of Litigation or other action or of any claim, default or assessment) or obligation of any kind, character, description or nature (whether known or unknown, fixed, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, disputed or undisputed, ascertained or ascertainable, joint or several, vested or unvested, determined or determinable, executory, in contract, tort, strict liability or otherwise or otherwise due or to become due) regardless of when arising.

“License Maintenance Period” has the meaning set forth in Section 5.10.

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“Lien” shall have the broadest meaning possible pursuant to the Bankruptcy Code, including any lien (statutory or otherwise), Claim, right, demand, encumbrance, deed of trust, indenture, right of first offer, easement, encroachment, right-of-way, judgment, preemptive right, collateral assignment, title defect, servitude, restrictive covenant, transfer restriction under any shareholder or similar agreement, mortgage, pledge, charge, security interest or similar interest, option, right of first refusal, security agreement, or other encumbrance or restriction on the use or transfer of any property, hypothecation, license, preference, priority, covenant, right of recovery, order of any Governmental Authority, of any kind or nature (including (a) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (b) any assignment or deposit arrangement in the nature of a security device, and (c) any leasehold interest, license, or other right, in favor of a third party or a Seller, to use any portion of the Acquired Assets), community or other marital property interest, condition, equitable interest, impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Liquor Licenses” has the meaning set forth in Section 3.14(c).

“Litigation” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, arbitration or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, including under common law, statute, or the Bankruptcy Code, and whether before any Governmental Authority or arbitral body.

“Manager” has the meaning set forth in the preamble.

“Material Adverse Effect” means any event, effect, condition, fact, circumstance, or change that has, or could reasonably be expected to (A) have, individually or in the aggregate, a material adverse effect on the Acquired Assets or the business, properties, liabilities, financial condition, results of operations of the Transferred Business, taken as a whole, or (B) prevent or materially impair the ability of Sellers to consummate the transactions contemplated hereby at the Closing, other than, solely in the case of the preceding clause (A) any effects, circumstances, or changes to the extent arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Transferred Locations operate; (b) any condition or occurrence affecting restaurants or the restaurant industry generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including any escalation or worsening of any hostilities, military actions, or terrorist attacks, including those involving Russia or Ukraine, Iran, U.S., Israel or Hamas, or any other geopolitical conflict); (d) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather or geological event; (f) any pandemic, epidemic, disease outbreak, or public health crisis (including COVID-19 or any variant thereof), including the occurrence, continuation, or worsening thereof, and any quarantine, “shelter in place,” “stay at home” or similar restrictions, or any other actions, guidelines, recommendations, or mandates by any Governmental Authority in response thereto; (g) changes in Law or accounting rules (including GAAP); (h) the taking of any action at the express written request of Buyer; (i) any effects or changes as a result of the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, franchisees, landlords, licensors, licensees, creditors, or others having relationships with Sellers; (j) the commencement or pendency of the Bankruptcy Cases; (k) the closing of any restaurants or locations not acquired by Buyer or the sale of any other assets or businesses to any third parties by any Seller or any of its Affiliates; (l) the failure of Sellers or the Transferred Business to meet any internal or published projections, forecasts, budgets, estimates, performance metrics, or operating statistics (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (m) any effects or changes arising from or related to the breach of the Agreement by Buyer; (n) any tariffs, duties, sanctions, import or export restrictions, or similar trade restrictions imposed, modified, or threatened by any Governmental Authority; (o) the failure of Sellers to obtain any consent, permit, authorization, waiver, or approval required in connection with the transactions contemplated hereby; and (p) any items set forth in Section 3.21(b) of the Disclosure Schedule (Absence of Certain Changes or Events); provided, however, that the effects, circumstances, or changes set forth in clauses (a)-(g) and (n) may be taken into account in determining whether there has been or is a Material Adverse Effect if such effect, circumstance, or change has a disproportionate impact on the Transferred Business, taken as a whole, relative to the other participants in the industries and markets in which the Transferred Business operates.

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“Material Suppliers” means the ten (10) largest distributors and suppliers (measured by fees paid or payable) of the Transferred Business for the twelve (12) month period ended most recently prior to the Petition Date.

“Multiemployer Plan” has the meaning set forth in Section 3.12(d).

“NM Purchase Agreement” means that certain Unit Purchase Agreement, dated as of August 31, 2021, by and among (i) Twin Peaks Buyer, LLC, a Delaware limited liability company, (ii) FAT Brands and (iii) Twin Peaks Holdings, LLC, a Delaware limited liability company.

“Non-Recourse Party” has the meaning set forth in Section 9.14(b).

“Non-Seller Affiliate” means any Affiliate of Sellers or FAT Brands that is not a Seller.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or other award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Transferred Business through the Petition Date consistent with past practice, but subject, however, to any Order entered by the Bankruptcy Court or changes arising or resulting from the filing or pendency of the Bankruptcy Cases.

“Outside Back-up Date” has the meaning set forth in Section 5.3(d).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of Sellers.

“Party/Parties” has the meaning set forth in the preamble.

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“Permit” means any regulatory license, franchise, approval, authorization, permit, license, order, registration, certificate, variance, or similar right obtained from any Governmental Authority (including any liquor license).

“Permitted Lien” means (a) Liens for Taxes not yet due or the amount or validity of which is being contested in good faith by appropriate actions and for which adequate reserves have been made with respect thereto in accordance with GAAP or the nonpayment of which is permitted or required by the Bankruptcy Code where such Lien will be released from the Acquired Assets pursuant to the Bankruptcy Code; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s, or other similar Liens, including all statutory liens, arising, or incurred in the Ordinary Course of Business for amounts which are not yet due or the amount or validity of which is being contested in good faith by appropriate actions and for which adequate reserves have been made with respect thereto in accordance with GAAP; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease, or other occupancy agreement applicable thereto that are customary; (d) with respect to any leased real property, usual, and customary zoning, building codes, and other land use laws regulating the use or occupancy of such leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property; (e) usual and customary easements, covenants, conditions, restrictions, and other similar matters affecting title to real property and other encroachments and title and survey defects which are not violated in any material respect or which do not materially restrict the continued operation of existing businesses at such location; (f) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; and (g) any Lien or other priority of payment under the Indenture in favor of the Trustee with respect to the payment of the Trustee’s fees and expenses.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Information” has the meaning set forth in Section 3.11.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Closing Designated Agreement” has the meaning set forth in Section 2.6(f).

“Post-Closing Designated Contract” has the meaning set forth in Section 2.6(f).

“Post-Closing Designated Lease” has the meaning set forth in Section 2.6(f).

“Post-Closing Designation Period” means, with respect to any Reserved Contract or Reserved Lease to be assumed and assigned or rejected pursuant to Section 2.6(f), the period from and after the Closing Date through and including the date that is the earlier of (i) sixty (60) days after the Closing Date and (ii) confirmation of a chapter 11 plan involving Sellers by the Bankruptcy Court.

“Post-Closing Designation Period Costs” has the meaning set forth in Section 2.6(f).

“Prepetition In-Scope Notes” has the meaning set forth in the recitals.

“Prepetition Indenture” has the meaning set forth in the recitals.

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“Prepetition Notes” has the meaning set forth in the recitals.

“Prepetition Notes Obligations Amount” has the meaning set forth in Section 2.3.

“Prepetition Out-of-Scope Notes” has the meaning set forth in the recitals.

“Prevailing Bidder” has the meaning set forth in Section 5.3(d).

“Privileged Communications” means any attorney-client communications, confidences, files, work product or other communications related to matters for which any Seller has engaged Latham & Watkins LLP or any other counsel in connection with a possible negotiated sale of all or any portion of the assets or outstanding equity, or any merger, consolidation, refinancing or similar transaction involving any Seller, whether such negotiated transaction occurs out-of-court or pursuant to a state or federal bankruptcy or insolvency proceeding, or any financing transaction.

“Proposed Cure Costs” has the meaning set forth in Section 2.6(a).

“Proprietary Software” means any or all proprietary software owned or purported to be owned, in whole or in part, by any of Sellers that is included in the Transferred Intellectual Property.

“Purchase Price” has the meaning set forth in Section 2.3.

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment, the Domain Name and Social Media Account Assignment, the Transition Services Agreement, the Settlement Term Sheet, and any other agreement required to be executed and delivered in connection with the Closing.

“Related Orders” has the meaning set forth in Section 5.3(f).

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Person’s respective officers, directors, managers, members, stockholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Requesting Party” has the meaning set forth in Section 6.1(c).

“Reserved Agreement Schedule” has the meaning set forth in Section 2.6(f).

“Reserved Agreements” has the meaning set forth in Section 2.6(f).

“Reserved Contract” has the meaning set forth in Section 2.6(f).

“Reserved Lease” has the meaning set forth in Section 2.6(f).

“Retained Causes of Action” means the Claims and Litigation matters set forth on Section 1.1(c)(ii) of the Disclosure Schedule.

“Sale Hearing” means the hearing for approval of, among other things, this Agreement and the transactions contemplated herein.

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“Sale Order” means the sale order or Orders in form and substance reasonably acceptable to Buyer, Trustee, DIP Agent, and Sellers authorizing the sale of the Acquired Assets in accordance with this Agreement.

“Second Interim DIP Order” means the Second Interim Order (I) Authorizing the Debtors to Use Cash Collateral and Obtain Secured Postpetition Financing; (II) Granting Liens and Superpriority Administrative Claims; (III) Providing Adequate Protection; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief Docket No. 564.

“Sellers” has the meaning set forth in the preamble.

“Seller Benefit Plans” has the meaning set forth in Section 3.12(a).

“Settlement Order” means the Order (i) authorizing entry into and performance under the Settlement Term Sheet; (ii) approving, pursuant to Bankruptcy Rule 9019, the terms of the global settlement contained therein; and (iii) granting related relief Docket No. 1378.

“Settlement Term Sheet” means that certain Settlement Term Sheet memorializing the terms and conditions of a global settlement by and among the Debtors, Buyer, and the Committee (as defined therein), approved by and appended to the Settlement Order.

“Smokey Bones Business” means the business and operations conducted by Sellers of the operation of restaurants, bars and entertainment (whether owned or franchised) under the “Smokey Bones” name and all primarily related Trademarks and proprietary brand elements, including all franchising, licensing, and brand management activities conducted in connection therewith.

“Special Committee” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), escheat and unclaimed property, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other charges or assessments of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto, in each case whether or not requiring the filing of a Tax Return.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

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“TP New Mexico” means Twin Restaurant New Mexico, LLC, a Delaware limited liability company.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Assignment” has the meaning set forth in Section 2.5(a)(iii).

“Trademarks” means any and all trademarks (whether registered, unregistered, or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, and other indicia of source or origin, translations of any of the foregoing, and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith, and (to the extent transferable by law) any applications or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing.

“Transferred Business” means the business and operations conducted by Sellers of the operation of restaurants, bars and entertainment (whether owned or franchised) under the “Twin Peaks” name and all related Trademarks and proprietary brand elements, including: (a) all franchising, licensing, and brand management activities conducted in connection therewith; and (b) the Brewery Business; provided, that, notwithstanding anything to the contrary herein, the Transferred Business does not include any activities to the extent relating to the “Smokey Bones” brand, franchise agreements, locations, operations or Intellectual Property.

“Transferred Employee” has the meaning set forth in Section 6.3(b).

“Transferred Intellectual Property” means any and all (a) Owned Intellectual Property and (b) Intellectual Property licensed to any Seller, in each case, that is used (or held for use) in, or that relates to, the Transferred Business, including any and all Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule, and Transferred IT Systems.

“Transferred IT Systems” means any and all IT Systems owned by or licensed to any Seller that is used (or held for use) in, or that relates to, the Transferred Business and includes any and all IT Systems listed on Section 3.13(e) of the Disclosure Schedule.

“Transferred Locations” has the meaning set forth in Section 3.6.

“Transferred Locations Cash” means any cash on hand (whether in a cash register, safe or otherwise) held at any Transferred Location that is a restaurant owned and operated by Sellers as of the Closing Date.

“Transfer Tax” has the meaning set forth in Section 6.4(a).

“Transition Services Agreement” has the meaning set forth in Section 2.5(a)(vii).

“True-Up Statement” has the meaning set forth in Section 2.6(f).

“Trustee” has the meaning set forth in the recitals.

“Twin Hospitality” has the meaning set forth in the preamble.

“Twin Manager” has the meaning set forth in the preamble.

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“UMB Trust Accounts” means, collectively, the WBS Collection Accounts, the WBS Reserve Accounts, and the WBS Collection Account Administrative Account (each as defined in the Cash Management Motion) maintained by any Seller; provided, that, for the avoidance of doubt, “UMB Trust Accounts” shall not include the Resid Trust Account (as defined in the Settlement Term Sheet) or any other account designated for the benefit of the residual trust or residual certificate holders.

“Unaudited Financial Statements” has the meaning set forth in Section 3.17.

“WARN Act” shall have the meaning set forth in Section 3.8(d).

“Willful Breach” means a deliberate act or a deliberate failure to act, regardless of whether breaching was the conscious object of the act or failure to act.

“Wind-Down” means the winding down, dissolution, cessation of operations of the Debtors, in each case ending upon such Debtor’s cancellation in accordance with applicable law.

Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause, or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause, or subclause of this Agreement.

(b) The words “include”, “includes”, or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e) The use of “or” herein is not intended to be exclusive.

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g) Any reference to any federal, state, provincial, territorial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(h) References in this Agreement to any Contract or other agreement shall include all amendments, modifications, supplements, extensions and restatements thereof, in each case to the extent made available to Buyer.

(i) References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

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(j) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(k) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(l) References herein to a Person are also to such Person’s successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(m) Any reference herein to “Dollars” or “$” shall mean United States dollars.

(n) Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material.

(o) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer and Buyer’s Representatives in the data room prepared by Sellers at least one (1) Business Days prior to the date hereof, and remained in such data room through to the date hereof.

(p) Any reference to “writing” or “written” means any method of reproducing words in legible and non-transitory form (including, for the avoidance of doubt, email).

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer (or any of its designees) will purchase and acquire from Sellers, and Sellers will sell, transfer, assign, convey, and deliver to Buyer or any of its designees all of the Acquired Assets each free and clear of all Liens (other than Permitted Liens). For the avoidance of doubt the Acquired Assets shall exclude all properties, rights, interests and other tangible and intangible assets of the Acquired Entities and their Subsidiaries (which will be conveyed indirectly via the transfer and conveyance of the Acquired Equity Interests as provided in the immediately preceding sentence).

Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer (or any of its designees) will assume and become responsible for the Assumed Liabilities at the Closing. For the avoidance of doubt the Assumed Liabilities shall not include the Liabilities of the Acquired Entities and their Subsidiaries (which will be conveyed indirectly (and remain Liabilities of such Acquired Entity or Subsidiary)) via the transfer and conveyance of the Acquired Equity Interests as provided in Section 2.1).

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Section 2.3 Consideration. In consideration for the Acquired Assets, and the other undertakings set forth herein, Buyer shall (a) submit, or cause to be submitted, in accordance with the Closing Steps Plan or as otherwise agreed in writing by Buyer and Twin Hospitality, a credit bid pursuant to Section 363(k) of the Bankruptcy Code (the “Credit Bid”) of (A) all DIP Obligations outstanding as of immediately prior to the Closing (the “DIP Obligations Amount”), (B) all A-2-II Prepetition Notes Obligations outstanding as of immediately prior to the Closing (the “A-2-II Prepetition Notes Obligations Amount”), and (C) B-2 Prepetition Notes Obligations outstanding as of immediately prior to the Closing in an amount equal to the B-2 Prepetition Notes Obligations Base Amount (as the same may be adjusted pursuant to Section 2.5(c), the “B-2 Prepetition Notes Obligations Amount” and, together with the A-2-II Prepetition Notes Obligations Amount, the “Prepetition Notes Obligations Amount” and, the Prepetition Notes Obligations Amount together with the DIP Obligations Amount and the A-2-II Prepetition Notes Obligations Amount, collectively, the “Credit Bid Amount”), (b) pay all Cure Costs required to be paid at Closing, and (c) assume, or cause one or more of its Affiliates to assume, the Assumed Liabilities (the foregoing clauses (a)-(c), the “Purchase Price”). Notwithstanding anything to the contrary herein, except as Buyer and Sellers may otherwise agree in writing between the date hereof and the Closing Date, including any agreement to reduce the Credit Bid Amount and replace such reduction with a cash payment in an amount and on such terms as the parties may agree in good faith (which cash payment shall not be required to equal such reduction on a dollar-for-dollar basis), under no circumstances shall any portion of the Credit Bid Amount be converted into or otherwise require a cash payment. Anything herein to the contrary notwithstanding, each dollar of DIP Obligations, A-2-II Prepetition Notes Obligations and B-2 Prepetition Notes Obligations that is subject to the Credit Bid or assumed as Assumed Liabilities shall be treated as the same as a dollar of cash solely with respect to the secured collateral underlying such DIP Obligations, A-2-II Prepetition Notes Obligations, A-2-II Prepetition Notes Obligations and B-2 Prepetition Notes Obligations.

(a) Buyer shall pay or cause to be paid (i) the Cure Costs in accordance with Section 2.5(c) and (ii) the Estimated Post-Closing Designation Period Costs in accordance with Section 2.6(f) and the Transition Services Agreement.

Section 2.4 Closing. The closing of the transactions, including those set forth in the Closing Steps Plan, contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of counterpart signature pages (or by such other method as shall be mutually agreed upon by Sellers and Buyer) as promptly as practicable, and at no time later than the third (3rd) Business Day following the date on which the conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing) or at such other place and time as Buyer and Sellers may mutually agree. The date on which the Closing is to occur shall be referred to herein as the “Closing Date”.

Section 2.5 Closing Payments and Deliveries.

(a) At the Closing, the applicable Seller will deliver to Buyer:

(i) a Bill of Sale, substantially in the form of Exhibit B (the “Bill of Sale”) duly executed by the applicable Sellers;

(ii) an Assignment and Assumption Agreement, substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”) duly executed by the applicable Sellers;

(iii) a Trademark Assignment, substantially in the form of Exhibit D (the “Trademark Assignment”) duly executed by the applicable Sellers;

(iv) a Domain Name and Social Media Account Assignment, substantially in the form of Exhibit E (the “Domain Name and Social Media Account Assignment”) duly executed by the applicable Sellers;

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(v) a duly executed certificate from an officer of Twin Hospitality (on behalf of Sellers), to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) are satisfied;

(vi) a duly executed IRS Form W-9 from each Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes); and

(vii) a Transition Services Agreement, which shall be mutually agreed by the Parties acting in good faith prior to the Closing (the “Transition Services Agreement”), duly executed by the applicable Seller.

(b) At the Closing, Buyer will deliver, or cause to be delivered, to Sellers:

(i) the Bill of Sale duly executed by Buyer (and its applicable designee(s));

(ii) the Assignment and Assumption Agreement duly executed by Buyer (and its applicable designee(s));

(iii) the Trademark Assignment duly executed by Buyer (and its applicable designee(s));

(iv) the Domain Name and Social Media Account Assignment duly executed by Buyer (and its applicable designee(s));

(v) duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

(vi) the Transition Services Agreement, duly executed by Buyer;

(vii) a payoff letter, release letter or other similar document acknowledging the Credit Bid with respect to the Credit Bid Amount pursuant to Section 363(k) of the Bankruptcy Code as partial consideration for the transfer of the Acquired Assets; and

(viii) a payoff letter, release letter or other similar document acknowledging the Credit Bid with respect to each of the A-2-II Prepetition Notes Obligations Amount and the B-2 Prepetition Notes Obligations Amount pursuant to Section 363(k) of the Bankruptcy Code as partial consideration for the transfer of the Acquired Assets.

(c) With respect to each of the Designated Contracts and Assumed Leases assigned to Buyer at Closing, on the Closing Date, Buyer shall satisfy all applicable Cure Costs. With respect to each of the Post-Closing Designated Agreements, Buyer shall satisfy the Cure Costs associated with such Post-Closing Designated Agreements as soon as reasonably practicable following delivery of the Designation Notice.

Section 2.6 Assumption/Rejection of Certain Contracts and Leases.

(a) Section 2.6(a) of the Disclosure Schedule (the “Cure Schedules”) sets forth a list or reference, as of the date hereof, of all executory Contracts and unexpired Leases related to the Transferred Business to which any Seller is a party and which sets forth Sellers’ good faith estimate of the Cure Costs associated with each such Contract and unexpired Lease set forth thereon as of the date hereof (the “Proposed Cure Costs”). From the date hereof through (and including) one (1) Business Day prior to the Closing Date, promptly following any changes to the information set forth on the Cure Schedule (including any new Contracts to which any Seller becomes a party and any change in the Proposed Cure Cost of any Contract), Sellers shall provide Buyer with an updated schedule that updates and corrects such information.

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(b) Sellers have provided to Buyer a schedule of the Designated Contracts and Assumed Leases as of the date thereof. Notwithstanding anything to the contrary set forth herein, Buyer shall have the right, by written notice to Sellers, to (i) add any Contract or Lease to which any Seller is a party as a Designated Contract or Assumed Lease, as applicable, or (ii) remove any Contract or Lease from the Designated Contracts or Assumed Leases, in each case at any time up to one (1) Business Day prior to the Closing Date, without any adjustment to the Purchase Price. Any such addition or removal shall be automatically effective upon delivery of written notice to Sellers. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired Leases to which any Seller is a party that are (or may be) Designated Contracts or Assumed Leases and shall take all actions reasonably required to assume the Designated Contracts and Assumed Leases and assign them to Buyer (or its designee), or any Subsidiary of Buyer designated in writing prior to the Closing, including to obtain an Order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Designated Contracts and Assumed Leases to Buyer (or its designee) satisfies all applicable requirements of Section 365 of the Bankruptcy Code. If any Contract or Lease is added to (or excluded from) the Designated Contracts or Assumed Leases pursuant to this Section 2.6(b), Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, prompt delivery of notice to the non-Seller counterparty to such Contract or Lease, to cause such Contract or Lease to be assumed by the applicable Seller and assigned to Buyer (or its designee), or excluded or rejected, as applicable. For the avoidance of doubt, the consideration for the foregoing assignments is included in the Purchase Price. Promptly following any such changes to Section 2.6(b) of the Disclosure Schedule, Sellers shall provide updated Cure Schedules setting forth the Cure Costs applicable to each Contract set forth on Section 2.6(b) of the Disclosure Schedule.

(c) The Sale Order shall provide for the assumption and assignment of the Designated Contracts by Sellers to Buyer (or any Subsidiary of Buyer designated in writing prior to the Closing), effective upon the Closing, subject to the other terms and conditions set forth in the remainder of this Section 2.6. For the avoidance of doubt, in no event shall any dispute or disagreement as to any Cure Cost (including the amount thereof) delay or prevent the Closing from occurring, or result in or give rise to any reduction to the Purchase Price.

(d) Sellers have previously filed a schedule listing the Cure Costs. Pursuant to the Bidding Procedures Order, the Bankruptcy Court shall deem any non-debtor party to a Contract included on the schedule of Cure Costs that does not timely file an objection with the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order and prior to the applicable deadline set forth in the Bidding Procedures Order to have given any required consent to the assumption of such Contract by the Debtor entity and assignment to Buyer if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Sellers are authorized to assume and assign the Contract to Buyer, or any Subsidiary of Buyer designated in writing prior to the Closing, and Buyer is authorized to accept such Designated Contract or Assumed Lease pursuant to Section 365 of the Bankruptcy Code.

(e) Buyer and Sellers shall take all actions reasonably required for Seller to assume and assign the Designated Contracts and Assumed Leases to Buyer or any Subsidiary of Buyer designated in writing prior to the Closing (including the payment of the Cure Costs by Buyer), including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer (or its designee) satisfies all applicable requirements of Section 365 of the Bankruptcy Code; provided, for the avoidance of doubt, no Party shall be required to pay any amounts to any third parties other than the Cure Costs (payable by Buyer) pursuant to the terms of this Agreement. Buyer and Sellers shall cooperate in good faith to provide Adequate Assurance Documentation (as defined in the Bidding Procedures Order) as required by the Bidding Procedures Order as soon as reasonably practicable and no later than twenty-four (24) hours after the filing of the Post-Auction Notice (as defined in the Bidding Procedures Order).

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(f) Prior to the Closing, Buyer will deliver to Sellers a complete list of all Contracts and Leases listed in the Cure Schedule with respect to which Buyer’s right to designate such Contract as a Designated Contract (each, a “Reserved Contract”) or Lease as an Assumed Lease (each, a “Reserved Lease,” and together with the Reserved Contracts, the “Reserved Agreements”), will be reserved, which list of Reserved Agreements will be set forth on Section 2.6(f) of the Disclosure Schedule (the “Reserved Agreement Schedule”). Buyer may supplement, amend, or otherwise modify the Reserved Agreement Schedule until one (1) Business Day prior to the Closing to add or remove any Contract or Lease as a Reserved Agreement, as applicable. At the Closing, any Contract or Lease listed on the Cure Schedule that is not a Designated Contract, Assumed Lease or Reserved Agreement shall automatically be deemed an Excluded Asset, which Sellers shall be permitted to reject in accordance with the Sale Order without Buyer’s consent.

(i) During the Post-Closing Designation Period, Sellers shall continue to operate the Transferred Business at the Transferred Locations subject to a Reserved Lease and cause the Transferred Business to continue to perform under any Reserved Contract at the direction of Buyer; provided, that Sellers shall not incur any costs or expenses that are outside the Ordinary Course of Business in connection with such continued operations or performance without the prior written consent of Buyer. All documented costs and expenses incurred by Sellers, directly or indirectly, whether in connection with, arising out of, or related to such continued operations or performance, including all amounts due and payable under the Reserved Leases or Reserved Contracts and all other costs of operating such Transferred Locations subject to a Reserved Lease (including all rent, utilities, insurance, labor, payroll expense, taxes, supplies, maintenance, and all other operating costs, fees and expenses), and all costs, fees and expenses of continued performance of any Reserved Contract (collectively, the “Post-Closing Designation Period Costs”), shall be borne solely by Buyer and paid in accordance with the Transition Services Agreement, including the payment of the Estimated Post-Closing Designation Period Costs as described and defined therein. Sellers shall keep Buyer reasonably informed of the Post-Closing Designation Period Costs on a weekly basis during the Post-Closing Designation Period.

(ii) During the Post-Closing Designation Period, Buyer may deliver written notice to Sellers (each, a “Designation Notice”) designating any (A) Reserved Lease as (x) an Assumed Lease (any such Reserved Lease so designated as an Assumed Lease pursuant to a Designation Notice, a “Post-Closing Designated Lease”) or (y) an Excluded Asset, and (B) Reserved Contract as (x) a Designated Contract (any such Reserved Contract so designated as a Designated Contract pursuant to a Designation Notice, a “Post-Closing Designated Contract,” and together with any Post-Closing Designated Lease, a “Post-Closing Designated Agreement”) or (y) an Excluded Asset. Any Reserved Agreement that has not been designated by Buyer as a Post-Closing Designated Agreement prior to the expiration of the Post-Closing Designation Period shall be deemed an Excluded Asset, and Sellers shall promptly cause such Reserved Agreements to be excluded and rejected in accordance with the Bankruptcy Code. For the avoidance of doubt, no further Post-Closing Designation Period Costs shall accrue with respect to any Reserved Agreement following its rejection in accordance with the immediately preceding sentence.

(iii) For any Post-Closing Designated Agreement, within one (1) Business Day after receipt of the applicable Designation Notice, Sellers shall promptly notify in writing the counterparty to such Post-Closing Designated Agreement that such Post-Closing Designated Agreement will be assumed and assigned by Sellers to Buyer, or excluded and rejected, as applicable. The assumption and assignment of any such Post-Closing Designated Agreement shall become effective five (5) Business Days following Sellers’ service of notice on such Post-Closing Designated Agreement counterparty.

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(iv) Buyer will pay the Cure Costs associated with the Post-Closing Designated Agreements arising under the Post-Closing Designated Agreements in accordance with Section 2.5(c). For the avoidance of doubt, nothing contained in this Section 2.6(f) shall be deemed to require, or result in, the prepayment or duplicate payment of any Cure Costs.

(v) Upon receipt of a Designation Notice, Sellers shall promptly take all actions reasonably required to assume and assign such Post-Closing Designated Agreement to Buyer (or its designee) including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Post-Closing Designated Agreement to Buyer (or its designee) satisfies all applicable requirements of Section 365 of the Bankruptcy Code, or for such Post-Closing Designated Agreement to be excluded and rejected, as applicable. Upon assumption and assignment of any such Post-Closing Designated Agreement by Buyer, such Post-Closing Designated Agreement shall be deemed an Acquired Asset and a Designated Contract or Assumed Lease, as applicable, for all purposes under this Agreement, including, for the avoidance of doubt, with respect to Assumed Liabilities.

(vi) Buyer shall take all actions reasonably required for Sellers to assume and assign the Post-Closing Designated Agreements to Buyer (or its designee) (including, for the avoidance of doubt, the payment of the associated Cure Costs in accordance with Section 2.5(c)), including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Post-Closing Designated Agreements to Buyer (or its designee) satisfies all applicable requirements of Section 365 of the Bankruptcy Code, or to reject such Post-Closing Designated Agreements, as applicable.

(vii) Buyer shall indemnify and hold harmless Sellers from and against any and all Liabilities, costs, and expenses (including reasonable documented out-of-pocket attorneys’ fees) arising from or related to the continued operation of the Transferred Business at the Transferred Locations subject to a Reserved Lease and continuing to perform or cause continued performance by the Transferred Business with respect to any Reserved Contract, in each case, solely during the Post-Closing Designation Period and solely to the extent such Liabilities would constitute Assumed Liabilities hereunder if the Reserved Contract or Reserved Lease had been a Designated Contract or Assumed Lease at Closing (and any such continued actions taken in respect thereof by Sellers during the Post-Closing Designation Period had been taken by Buyer), other than for any Liabilities arising from Sellers’ gross negligence, willful misconduct or material breach by Sellers of the requirements of this Section 2.6(f).

Section 2.7 Wrong Pockets.

(a) If, after the Closing, Buyer or any Seller or their respective Affiliates becomes aware that any Acquired Asset has not been transferred or delivered to Buyer or its Affiliates or that any right, property or asset forming part of the Excluded Assets has been transferred to Buyer, (i) such Party shall notify the other Parties within five (5) Business Days of becoming aware of such misdirected asset, and (ii) such Party and its Affiliates shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such Acquired Asset or such Excluded Asset to the other Party, at no additional charge to the receiving party.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting the foregoing, if at any time after the Closing, either Party identifies any Transferred Intellectual Property that is within Seller’s possession, custody, or control but has not been transferred, assigned, or conveyed to Buyer (“Identified IP”), Sellers shall promptly (and in any event within sixty (60) days of such discovery or notification by either Party) at Buyer’s sole cost and expense execute and deliver all such further instruments, documents, and assurances, and take all further actions, as may be reasonably requested by Buyer to effect, evidence, or perfect the transfer, assignment, or conveyance of such Identified IP to Buyer. In furtherance of the foregoing, Sellers shall, promptly following the Closing, deliver to Buyer any copies, documentation or tangible embodiments of the Transferred Intellectual Property in the possession, custody or control of Sellers or their Affiliates.

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(c) Notwithstanding anything to the contrary in this Agreement, if at any time after the Closing, either Party identifies any Intellectual Property that (i) was not used (or held for use) in, or not related to, the Transferred Business as of the Closing and not intended to be included in the Transferred Intellectual Property as of the Closing, (ii) was transferred, assigned, or conveyed to Buyer, and (iii) is in Buyer or its Affiliates possession, custody, or control, Buyer shall (at Buyer’s sole cost and expense) promptly (and in any event within sixty (60) days of such discovery or notification by either Party), execute and deliver (or promptly cause to be executed or delivered) all such further instruments, documents, and assurances, and take all further actions, as may be reasonably requested by Sellers to effect, evidence, or perfect the transfer, assignment, or conveyance of such Intellectual Property to Seller.

Section 2.8 Withholding. Notwithstanding anything herein to the contrary, any Seller, Buyer, or any of their respective Affiliates shall be entitled to deduct and withhold from any amounts payable by them pursuant to this Agreement such amounts (and only such amounts) as it is required to deduct and withhold with respect to such payment under any provision of U.S. Federal, state, local or non-U.S. Tax Law. Buyer shall use commercially reasonable efforts to notify Sellers of its intention to deduct or withhold no later than five (5) Business Days prior to any such deduction or withholding (other than in respect of any withholding arising as a result of a Seller’s failure to provide IRS Form W-9 or in respect of any amounts properly treated as compensation for applicable tax purposes), and shall cooperate in good faith with each Seller and its Affiliates to minimize any such deduction and withholding. Any amounts so deducted and withheld in accordance with this Section 2.8 and timely paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Party that would otherwise have received such amount but for the required deduction or withholding.

Article III
SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and at the Closing, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), subject to Section 9.16; provided, that, all representations and warranties set forth in this Article III as they relate to the Smokey Bones Assets and Smokey Bones Sellers with respect thereto, shall be made solely to the Knowledge of Sellers.

Section 3.1 Organization of Sellers; Good Standing; Ownership of Acquired Entity.

(a) Each Seller is duly organized, validly existing, and, to the extent applicable, in good standing under the laws of the jurisdiction of such Seller’s organization and has, subject to entry of the Sale Order, all requisite organizational power and authority to own, lease, and operate such Seller’s assets and to carry on such Seller’s business as now being conducted, except where the failure to be so organized or formed, existing, or in good standing or have such power and authority would not reasonably be material to the Transferred Business, taken as a whole, or would not reasonably be expected to prevent or materially impair the ability of Sellers to consummate the transactions contemplated hereby at the Closing.

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(b) The Acquired Equity Interests comprise 100% of the issued and outstanding capital stock of the Acquired Entities. Each Seller that is a holder of Acquired Equity Interests has good and valid title to such Acquired Equity Interests, free and clear of all Liens (other than Permitted Liens, restrictions on transfer under applicable securities laws and Liens that will not be enforceable against such Acquired Equity Interests following the Closing in accordance with the Sale Order), and is the record and beneficial owner thereof. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any such Acquired Equity Interests. The assignments, endorsements, stock powers and other instruments of transfer delivered by such Seller to Buyer (or its designee) at the Closing will be sufficient to transfer such Seller’s entire interest, record and beneficial, in such Acquired Equity Interests to Buyer (or its designee), subject to entry of the Sale Order. There are no proxies and no voting agreements with respect to any Acquired Equity Interests.

Section 3.2 Authorization of Transaction. Subject to entry of the Sale Order, each Seller has full power and authority (including full corporate or limited liability company power and authority) to execute and deliver this Agreement and all other Related Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which each Seller is a party have been duly authorized by such Seller. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3 Noncontravention; Government Filings. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of such Seller, (b) subject to the entry of the Sale Order, violate any Law or Order to which such Seller is subject in respect of the Acquired Assets, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract or Lease to which such Seller is a party and which constitutes an Acquired Asset except, in the case of either clause (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except, with respect to clauses (b) and (c), where the failure to give notice, file, or obtain such authorization, consent, or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay such Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.4 Title to Assets; Sufficiency of Assets. At the Closing, subject to any Permitted Liens, each Seller will have good and valid title to, or the right to use, the applicable portion of the tangible personal property that is included in the Transferred Business, including the Acquired Assets (other than the Excluded Assets), free and clear of all Liens, except (a) to the extent that such Liens will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order, or (b) as set forth in Section 3.4 of the Disclosure Schedule. This Agreement and the instruments and documents to be delivered by Sellers to Buyer at the Closing shall be adequate and sufficient to transfer to Buyer Sellers’ entire right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), other than Assumed Liabilities, subject to entry of the Sale Order. The right, title and interest of Sellers in the Acquired Assets constitute substantially all of the assets of Sellers owned or held by, used or intended for use, leased, licensed or accrued in connection with the conduct of the Transferred Business as conducted on the date hereof (other than the Excluded Assets and any assets, rights, properties or personnel contemplated to be used by or on behalf of Sellers to provide services under the Transition Services Agreement), and immediately after the Closing, the Acquired Assets and the services to be provided by Sellers under the Transition Services Agreement, shall be sufficient for Buyer to continue to operate and conduct the Transferred Business as conducted on the date hereof in all material respects. All tangible Acquired Assets are (i) in good working order and condition in all material respects, ordinary wear and tear excepted, (ii) are suitable in all material respects for the uses for which they are being utilized in the Transferred Business as conducted on the date hereof, and (iii) do not require more than regularly scheduled maintenance in the Ordinary Course of Business in order to keep them in good operating condition. Except for Inventory sold or disposed of in the Ordinary Course of Business, there are no existing contracts, options, commitments or rights with, to or in any third party to acquire the Acquired Assets or any interest therein or in the Transferred Business or the Transferred Business itself.

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Section 3.5 Material Contracts; Designated Contracts.

(a) True and materially complete copies of all Contracts and unexpired Leases set forth on Cure Schedule as of the date hereof have been made available to Buyer in the data room prepared by Sellers. Sellers have used commercially reasonable efforts to identify and provide to Buyer all Contracts and unexpired Leases material to the Transferred Business, taken as a whole.

(b) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Cases, each of the Designated Contracts and Assumed Leases is in full force and effect and is a valid, binding and enforceable obligation of the applicable Seller party thereto and, to the Knowledge of Sellers, each of the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. Except as set forth on Section 3.5(b) of the Disclosure Schedule, as a result of the commencement of the Bankruptcy Cases or as would not reasonably be expected to be material to the Transferred Business taken as a whole (i) none of Sellers is in material default, or is alleged in writing by the counterparty thereto to have materially breached or to be in material default, under any Designated Contract or Assumed Lease, (ii) to the Knowledge of Sellers, the other party to each Designated Contract or Assumed Lease is not in material default thereunder, (iii) none of the Designated Contracts and Assumed Leases has been canceled or otherwise terminated, and (iv) none of Sellers has received any written notice from any Person regarding any such cancellation or termination.

Section 3.6 Real Property. Section 3.6 of the Disclosure Schedule sets forth a complete and accurate list of each operating restaurant or other location or site leased to a Seller by a third party (including the address thereof and the amount of any applicable security deposit), together with a list of all related Leases (each, a “Leased Location”, and collectively, the “Transferred Locations”), which, in each case, are related to the Transferred Business and are being transferred to Buyer pursuant to this Agreement, subject to Section 2.6(b). Sellers have made available to Buyer a true, correct and complete copy of each Lease together with all amendments and modifications and any related guaranties, in each case, as in Sellers’ possession. With respect to each Lease, (a) assuming due authorization and delivery by the other party thereto, such Lease constitutes the valid and legally binding obligation of the applicable Seller party thereto and, to the Knowledge of Sellers, the counterparty thereto, enforceable against such Seller and, to the Knowledge of Sellers, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity, and (b) as of the date hereof, neither such Seller nor, to such Seller’s Knowledge, the counterparty thereto, is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Sale Order or waived in accordance with Section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) and (ii) as would not reasonably be expected to be material to the Transferred Business taken as a whole. Except for the Permitted Liens, there exist no Liens affecting the Transferred Locations created by, through or under a Seller or any of Sellers’ Subsidiaries, and a Seller or one of Sellers’ Subsidiaries has a good and valid leasehold interest therein. Neither a Seller nor any of Sellers’ Subsidiaries has sublet, in whole or in part, to any third party any Leased Locations. Neither Sellers nor any of Sellers’ Subsidiaries has received any written notice of any material violation of any applicable zoning ordinance or other Law relating to the operation of the Leased Locations which violation remains outstanding, and, to the Knowledge of Sellers, there is no action before any governmental entity pending to materially change the zoning or building ordinances or any other Law affecting the Leased Locations.

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Section 3.7 Litigation; Order. Except as set forth in Section 3.7 of the Disclosure Schedule and other than the Bankruptcy Cases, (a) as of the date hereof, there is no material Litigation pending against Sellers, jointly or individually, and (b) there has been no Order to which any of the Acquired Assets, the Assumed Liabilities or the Transferred Business is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than the Bankruptcy Cases, no Seller is subject to any outstanding Order that would (x) reasonably be expected to have a Material Adverse Effect or (y) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or perform in any material respect its obligations hereunder.

Section 3.8 Labor Relations. Except as set forth in Section 3.8 of the Disclosure Schedule:

(a) No Seller is a party to or bound by any collective bargaining agreement. No union or other labor organization: (i) is, to the Knowledge of Sellers, currently attempting to organize any employees of such Seller for the purpose of representation or (ii) has demanded recognition or filed any petition seeking certification. There are no material labor strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened against or involving such Seller or any employees of Sellers.

(b) Sellers have made available to Buyer a complete list, as of the date of this Agreement, of all employees of Sellers that identifies, for each such employee, the job title, employer, work location, date of hire, exempt or non-exempt status, part-time or full-time status, all bonus opportunities, commission entitlements, annual base salary or regular hourly wage rate, earned and accrued wages, paid time off, salaries, commissions, bonuses, and any other material compensation, whether such employee is absent from active employment on approved leave and, if so, the nature of such leave, the date such employee commenced such leave, and the anticipated date of return to active employment, and visa status.

(c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, (i) each Seller is in compliance in all material respects with all applicable Laws respecting labor, labor relations, employment and employment practices pertaining to any of Sellers’ current or former employees, and (ii) there is no charge or complaint of discrimination or retaliation, lawsuit, governmental investigation or audit, or other similar proceeding pending or, to the Knowledge of Sellers, threatened against such Seller by, on behalf of or relating to any employee(s) of such Seller relating to the employment or termination of employment of any individual or group of individuals by such Seller.

(d) Except as set forth in Section 3.8(d) of the Disclosure Schedule, no Seller has experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws (collectively, “WARN Act”)) with respect to which there is any unsatisfied Liability with respect to any employees of Sellers, and none of Sellers reasonably expects to conduct a layoff of employees of any of Sellers as of or following the date hereof (other than individual terminations for just cause).

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(e) Within the past three (3) years, there have not been any material (i) charges or complaints with respect to or relating to Sellers pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (ii) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to Sellers or notices that such investigation is in progress, or (iii) Litigation pending or, to the Knowledge of Sellers, threatened in any forum by or on behalf of any present or former employee of Sellers, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof, or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

(f) Except as would not reasonably be expected to be material to the Transferred Business, taken as a whole, (i) Sellers have in their files a U.S. Citizenship and Immigration Services Form I-9 that was validly and properly completed and, if necessary, that has been properly updated, in accordance with applicable Law for each Seller’s current employee with respect to whom such form is required to be maintained under applicable Law; (ii) Sellers have not knowingly hired or continued to employee unauthorized workers; and (iii) no Seller has used the services of any individuals through a staffing agency, contract or subcontract knowing that the individual was an unauthorized worker.

(g) In the last three (3) years, (i) Sellers have not been a party to any material settlement agreement with any Person resolving any allegation of sexual harassment or sexual misconduct by Sellers or any of their respective employees, and (ii) there have been no material legal proceedings pending or, to the Knowledge of Sellers, threatened, against Sellers involving allegations that an employee who is a current officer or director of Sellers engaged in sexual harassment or sexual misconduct with respect to any employee of Sellers.

Section 3.9 Brokers’ Fees. Except as set forth in Section 3.9 of the Disclosure Schedule, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which any Buyer should become liable or obligated to pay.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule, (a) Sellers have timely filed all income Tax and other material Tax Returns related to the Acquired Assets required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers) and all such Tax Returns are true, correct and accurate in all material respects; (b) all income and other material Taxes due and payable relating to the Acquired Assets have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was prohibited by reason of the Bankruptcy Cases); (c) Sellers are not a party to any Litigation by any taxing authority; (d) there are no pending or, to the Knowledge of Sellers, threatened Litigation by any taxing authority in respect of Taxes of Sellers; and (e) there are no Liens for Taxes on any of the Acquired Assets other than Permitted Liens. Sellers are not foreign persons within the meaning of Section 1445 of the IRC.

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Section 3.11 Data Privacy. Except as would not reasonably be expected to be material to the Transferred Business, taken as a whole, in connection with its collection, storage, processing, disclosure, transfer (including transfer across national borders) and use of any personally identifiable information from any individuals, including any customers, prospective customers, employees, and other third parties (collectively “Personal Information”) each Seller is and, during the last three (3) years, has been in compliance with applicable Laws regarding data security, data protection, cybersecurity and data privacy, Personal Information, and data breach notification laws, and such Seller’s privacy policy in all relevant jurisdictions. For each of the last three (3) years, each Seller has implemented, and has required that their third party vendors implement, adequate policies and commercially reasonable security, including physical, technical, organizational, and administrative security measures regarding (a) the confidentiality, integrity and availability of Personal Information and business proprietary or sensitive information, in their possession, custody or control, or held or processed on their behalf, and (b) the integrity and availability of the information technology and software applications Sellers own, operate, or outsource. In the last three (3) years there has been no unauthorized access, use, or disclosure of Personal Information, business proprietary and sensitive data, in the possession or to the Knowledge of Sellers control of each Seller or any of its contractors with regard to any Personal Information obtained from or on behalf of such Seller. In the last three (3) years, each Seller has not received any notice of any claims, investigations or alleged violations of applicable Laws or contract with respect to Personal Information or information security-related incidents.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee benefit plans or arrangements (other than governmental plans and statutorily required benefit arrangements), including bonus or incentive plans, profit-sharing plans, pension plans, retirement plans, stock option plans, stock purchase plans, phantom stock or stock appreciation rights plans, restricted stock or restricted stock unit plans, equity or equity-based compensation plans, employment, consulting or other individual agreements, plans, practices, policies, contracts, programs, and arrangements, deferred compensation arrangements, nonqualified deferred compensation plans or arrangements subject to Section 409A of the IRC, supplemental executive retirement plans, severance pay, sick leave, vacation pay, paid time off, parental leave, tuition reimbursement or assistance, fringe benefit plans or arrangements (including those subject to Section 132 of the IRC), cafeteria plans (within the meaning of Section 125 of the IRC), flexible spending account plans, health savings account plans, dependent care assistance plans, disability, medical insurance and life insurance, dental insurance, vision insurance, accidental death and dismemberment insurance, long-term care insurance, employee assistance programs, wellness programs, retention plans or arrangements, change-in-control plans or arrangements, transaction bonus plans or arrangements, key employee incentive plans, retiree medical or welfare benefit plans, maintained or contributed to by Sellers with respect to Covered Employees and any Title IV Plan with respect to which any Seller has any actual or contingent Liability (including any such plan or arrangement formerly maintained by any Seller or any current or former ERISA Affiliates thereof) (the “Seller Benefit Plans”). Section 3.12(a) of the Disclosure Schedule separately identifies each Seller Benefit Plan that is an Assumed Seller Plan.

(b) Sellers have delivered or made available to Buyer true, correct, and materially complete copies of the following documents with respect to each Assumed Seller Plan: (i) each Assumed Seller Plan (and all amendments thereto), and in the case of an unwritten Assumed Seller Plan, a written description thereof, and any trust agreement, investment management contract, custodial agreement or insurance contract relating to such plan, (ii) the most recent summary plan description and all summaries of material modifications thereto, and (iii) the most recently filed annual reports on Form 5500 and all schedules thereto.

(c) Except as set forth on Section 3.12(c) of the Disclosure Schedule: (i) each Assumed Seller Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the IRC and all other applicable Laws and (ii) each Assumed Seller Plan that is intended to be qualified within the meaning of Section 401(a) of the IRC is so qualified and has received a favorable determination letter from the IRS to the effect that such Seller Benefit Plan satisfies the requirements of Section 401(a) of the IRC and that its related trust is exempt from taxation under Section 501(a) of the IRC, or such Seller Benefit Plan is the subject of a favorable opinion or advisory letter from the IRS, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

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(d) No Seller Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the IRC and neither Sellers nor any of Sellers’ ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the IRC at any time within the previous six (6) years. Neither Sellers nor any of Sellers’ ERISA Affiliates has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

(e) With respect to any Seller Benefit Plan, and except as could not reasonably be expected to result in liability to Buyer, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, liens, lawsuits, claims or complaints, (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Authority is pending, in progress or threatened (including any routine requests for information from the PBGC), and (iv) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Seller Benefit Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i)any Liability or obligation pursuant to any of the Seller Benefit Plans, (ii) any limitation or restriction on the right of Sellers to merge, amend or terminate any of the Seller Benefit Plans, or (iii) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the IRC).

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, complete, and accurate list of (i) all United States, international and foreign (A) patents and filed patent applications (including provisional applications), (B) designs and design applications, (C) registered Trademarks, applications to register Trademarks, intent-to-use applications, (D) registered Internet domains, and (E) registered copyrights and applications for copyright registration, in each case, included in the Transferred Intellectual Property (collectively, “Registered Intellectual Property”); and (ii) (x) material unregistered Proprietary Software; and (y) material unregistered Trademarks, in each case, included in the Transferred Intellectual Property. All Registered Intellectual Property is subsisting, and, to the Knowledge of Sellers, valid and enforceable.

(b) Each Seller owns or possesses sufficient legal rights to its material Owned Intellectual Property without any known conflict with, or infringement of, the rights of others. Each Seller possesses and is the sole, exclusive, and unrestricted legal and beneficial owner of the Owned Intellectual Property and has a valid and enforceable license to use, as the case may be, all Intellectual Property and IT Systems as used, sold, or licensed in the Transferred Business or that are otherwise necessary for the conduct of the Transferred Business as of the date hereof. No Transferred Intellectual Property will, at the Closing, be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present, or future royalty payments or otherwise encumbered or restricted by any rights of any third party, other than Permitted Liens. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of any material Intellectual Property.

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(c) The Transferred Intellectual Property and Transferred IT Systems (i) constitute all of the Intellectual Property and IT Systems used or practiced (or held for use or practice) in or in connection with or otherwise necessary for the conduct of the Transferred Business; and (ii) include all of the Intellectual Property and IT Systems necessary and sufficient to enable Buyer to conduct the Transferred Business from and after the Closing in the same manner and to the same extent as currently conducted (and currently contemplated to be conducted) by Sellers; in each case other than any Intellectual Property or IT Systems contemplated to be used by or on behalf of Sellers to be provided under the Transition Services Agreement.

(d) To the Knowledge of Sellers, no Person is currently infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated, any Transferred Intellectual Property within the past three (3) years. None of Sellers, the Transferred Intellectual Property nor the conduct of the Transferred Business infringes, misappropriates or otherwise violates, and has not, within the past three (3) years, infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person. Neither Sellers nor the Transferred Business have received any written notice or claim (including any invitation or offer to license) from any Person, within the past three (3) years, (i) alleging that any of Sellers or the conduct of the Transferred Business infringes, misappropriates or otherwise violates any Person’s Intellectual Property; or (ii) challenging the use, ownership, validity or enforceability of any Transferred Intellectual Property, and there is no Litigation pending or threatened in writing against any Sellers alleging any of the foregoing. Sellers have taken commercially reasonable efforts and appropriate steps to protect, maintain and preserve the confidentiality of any Trade Secrets included in the Owned Intellectual Property. To the Knowledge of Sellers, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(e) Taking into account the services to be provided pursuant to the Transition Services Agreement, the Transferred IT Systems (i) operate and perform in all material respects as required by the operation of the Transferred Business as conducted on the date hereof; (ii) are in good working condition and have been properly maintained in accordance with commercially reasonable industry standards; (iii) together with the Proprietary Software do not contain any “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data, IT Systems, or software or could reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology systems, applications and software; and (iv) have not, in the prior three (3) years, suffered any (A) material security breaches or unauthorized access to the Transferred IT Systems that adversely affected the Transferred IT Systems or the information stored thereon; or (B) material failure or malfunction, except such malfunctions that have been remediated in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, Sellers have implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures.

Section 3.14 Compliance with Laws; Permits.

(a) Sellers are in material compliance with all Laws applicable to the Transferred Business, except as set forth in Section 3.14 of the Disclosure Schedule, as resulting from the filing and pendency of the Bankruptcy Cases. Except as related to or as a result of the filing or pendency of the Bankruptcy Cases, for the past three (3) years, no investigation with respect to actual or alleged noncompliance with applicable Laws and Orders by any Seller has been commenced, and no written notice, charge, claim, action or assertion has been received by any Seller with respect to any actual, or, to the Knowledge of Sellers, alleged violation or noncompliance with applicable Laws.

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(b) Sellers have all material Permits that are required for the operation of the Transferred Business as presently conducted. Sellers have complied in all material respects, and are currently in compliance in all material respects, with all Permits that, individually or in the aggregate, are material to the operation of the Transferred Business as currently conducted by Sellers. Except as a result of the commencement of the Bankruptcy Cases, no event has occurred and is continuing that would reasonably be expected to result in any adverse modification, revocation, suspension, or termination of, or any other material adverse change in, any Permit. No Seller has received notice from any Governmental Authority regarding (x) any material breach or default under any Permit, (y) the expiration, revocation, suspension or termination of, or any material adverse modification of the requirements under, any such Permit or (z) any administrative investigation, administrative appeal, or judicial proceeding with respect to any such Permit (other than rulemaking proceedings of general applicability).

(c) Section 3.14 of the Disclosure Schedule sets forth a true, complete and accurate in all material respects list of all liquor licenses held on the Petition Date at any Transferred Location (collectively, the “Liquor Licenses”). To Sellers’ Knowledge, except as set forth on Section 3.14(c) of the Disclosure Schedule: (i) each Seller is in compliance in all material respects with all applicable state, municipal and other Laws with respect to the sale of liquor and all alcoholic beverages and has the right to sell liquor at retail for consumption within each of the Transferred Locations, subject to and in accordance with all applicable provisions of the Liquor Licenses, (ii) there has been no material Litigation brought or threatened in writing to be brought by or before a Governmental Authority in respect of any such Liquor License or the activities of any Seller in connection with any such Liquor License (or in connection with any other liquor licenses previously held or used by such Seller), (iii) no such Liquor License is subject to any due but unpaid material Tax obligation owed to a Governmental Authority, the outstanding nature of which would preclude transfer of such Liquor License from any Seller to Buyer (to the extent permitted under applicable Law), and (iv) no such Liquor License has been threatened in writing by a Governmental Authority to be revoked, limited or not renewed.

Section 3.15 Environmental Matters. The representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties of Sellers with respect to environmental matters, including matters relating to Environmental Laws. Except as would not be reasonably likely to have a Material Adverse Effect:

(a) the operation and real properties of the Transferred Business are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws to operate the Transferred Business;

(b) no Seller is the subject of any outstanding Order or Litigation with any Governmental Authority with respect to Environmental Laws in connection with the operation of the Transferred Business;

(c) no Seller is the subject of any pending Order or Litigation, or to the Knowledge of Sellers, threatened Litigation alleging that Sellers may (i) be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) have any liability under any Environmental Law, in each case in connection with the Transferred Business;

(d) no Seller has released, generated, transported, disposed or exposed any Person to any Hazardous Material, on or into any real property, in each case as has given or would give rise to Liability under Environmental Law; and

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(e) to the Knowledge of Sellers, there are no pending or threatened investigations of Sellers in connection with the operation of the Transferred Business, or currently or previously owned, operated, or leased property of Sellers in connection with the operation of the Transferred Business pursuant to any Environmental Law.

Section 3.16 Related Party Transactions. Except as set forth on Section 3.16 of the Disclosure Schedule and other than the Seller Benefit Plans (including any employment arrangements), no current, as of the date hereof, officer, director, or executive committee member of any Seller or any member of their immediate family or any Affiliate of such Seller is a party to any Contract or Lease set forth on Section 2.6(b) of the Disclosure Schedule or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller or current, as of the date hereof, officer, director, employee, consultant, vendor or licensor of such Seller in connection with the operation of the Transferred Business or is a Material Supplier or material customer of Sellers (each such Contract, Lease, or business arrangement, an “Affiliate Agreement”).

Section 3.17 Financial Statements. True, correct and complete copies of (a) the audited consolidated balance sheets and consolidated statements of operations, changes in stockholders’ deficit, and cash flows of Twin Manager as of and for the years ended December 31, 2023 and December 29, 2024 (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet, consolidated statement of operations, changes in stockholders’ deficit and cash flows for Twin Manager as of and for the nine (9) months ending September 28, 2025 (the “Unaudited Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”), have been publicly filed. Except as set forth on Section 3.17 of the Disclosure Schedule, the Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Sellers as of the dates and for the periods indicated in such Financial Statements, have been prepared in accordance with the books of account and other financial records of Sellers and have been prepared in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments that are not material individually or in the aggregate). Section 3.17 of the Disclosure Schedule is qualified by the fact that throughout the period covered by the Financial Statements, (x) the Transferred Business has not operated as a standalone entity, but rather as a line of business intermingled with other business lines of FAT Brands and its Subsidiaries, (y) the Financial Statements includes allocated figures as between such other business lines and the Transferred Business and (z) the Financial Statements are not necessarily indicative of what the results of operations or financial position of the respective Transferred Business will be in the future. Except as a result of the commencement of the Bankruptcy Cases, none of Sellers has any Liabilities required by GAAP to be disclosed or reflected on or reserved against a consolidated balance sheet (or the notes thereto) of such Sellers, except for Liabilities (A) set forth on Section 3.17 of the Disclosure Schedule, (B) arising under any Designated Contract, Permit, or applicable Law, or otherwise in the Ordinary Course of Business since the date of the most recent Financial Statements (other than Liabilities arising out of any breach or default under any such Designated Contract or failure to comply with any such Permit or applicable Law), (C) which would not reasonably be expected to be material to the Transferred Business, taken as a whole, (D) the Excluded Liabilities, or (E) which are expressly reflected or reserved against in the Financial Statements.

Section 3.18 Inventory; Working Capital Assets.

(a) The Inventory as a whole is of a quantity and quality historically useable or saleable in the conduct of the Transferred Business since the filing of the Bankruptcy Cases, except in respect to Inventory that would have been discarded in normal course after the date upon which the Transferred Locations ceased operations. All Inventory is free and clear of all Liens (other than Permitted Liens) or defects in materials and workmanship (normal wear and tear and spoilage excepted), as applicable. To the Knowledge of Sellers, the quantities of each item of inventory are not excessive but are adequate in the present circumstances of the Transferred Business.

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(b) All of the material Accounts Receivable of the Transferred Business represent amounts receivable for products actually delivered or services actually provided, have arisen in the Ordinary Course of Business and have been or will be billed.

Section 3.19 Insurance. Sellers maintain insurance covering the Transferred Business, the Acquired Assets and the Assumed Liabilities with policies in such amounts and with such deductibles and coverage of such risks as such Sellers reasonably believe are generally deemed adequate and customary for a similarly situated business as the Transferred Business, except as would not reasonably be expected to be material to the Transferred Business, taken as a whole (the “Insurance Policies”). Each such Insurance Policy is in full force and effect as of the date hereof, all premiums due and payable thereunder have been paid in full, and no Seller has received a written notice of cancellation or termination of any such Insurance Policy, in each case, except as would not reasonably be expected to be material to the Transferred Business taken as a whole.

Section 3.20 Suppliers. No Material Supplier has materially reduced, or indicated in writing its intention to materially reduce, its business with the Transferred Business, and no Seller has received any written notice or written communication to the effect that (a) any such Material Supplier has cancelled or terminated, or presently intends to cancel or terminate, its relationship with the Transferred Business, (b) any such Material Supplier intends to amend any material terms of any Contract with any Seller, cease to sell to, or substantially reduce sales, or (c) except in the Ordinary Course of Business, any such Material Supplier has increased or will increase the prices it charges the Transferred Business or has reduced, will reduce or has threatened to reduce the discounts it offers to the Transferred Business.

Section 3.21 Absence of Certain Changes or Events. Except as a result of the commencement of the Bankruptcy Cases, since the Petition Date and through the date of this Agreement, (a) each Seller has conducted the Transferred Business in the Ordinary Course of Business, and (b) there has not been any event, change, condition, occurrence or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect.

Section 3.22 As Is, Where Is. Except as specifically provided in Section 3.1 through Section 3.21 above, the Disclosure Schedules, or any agreements, certificates or other instruments delivered in connection with this Agreement, including the Sale Order, Sellers and Sellers’ Affiliates will convey the Acquired Assets to Buyer on an “As-Is, Where-Is” and “With All Faults” basis, without representations, warranties, or covenants, express or implied, of any kind or nature. Buyer hereby waives and relinquishes all rights and privileges arising out of, or with respect or in relation to, any representations, warranties or covenants, whether express or implied, that may have been made or given, or that may have been deemed to have been made or given, by Sellers or their Representatives, except for those expressly set forth in this Agreement. Upon the Closing Date, Buyer agrees to assume all risk and liability (and agrees that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages) resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair, or operation of the Acquired Assets. None of Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to any Seller (including any relating to financial condition, results of operations, assets or liabilities of such Seller), except as expressly set forth in this Article III, the Disclosure Schedules, and any agreements, certificates and instruments delivered in connection with this Agreement, and each Seller hereby disclaims any such other representations or warranties. Nothing in this Section 3.22 or elsewhere in this Agreement shall prevent Buyer from bringing any claim for Fraud.

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Article IV
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and at the Closing.

Section 4.1 Organization of Buyer; Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of Buyer’s organization and has all requisite organizational power and authority to own, lease, and operate Buyer’s assets and to carry on Buyer’s business as now being conducted.

Section 4.2 Authorization of Transaction. Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and all other Related Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer. This Agreement (assuming due authorization and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with this Agreement’s terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, certificate of formation or operating agreement, or other organizational documents, as applicable, of Buyer, (b) violate any law or Order to which Buyer is, or Buyer’s assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract or Assumed Lease to which Buyer is a party or by which Buyer is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

Section 4.4 Litigation; Order. There is no Litigation pending or, to Buyer’s Knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

Section 4.5 Brokers’ Fees. Buyer has not entered into any contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of Sellers’ Affiliates should become liable or obligated to pay.

Section 4.6 Financial Capacity; Adequate Assurances. Buyer has the ability to make, or cause to be made, the Credit Bid and will have at the Closing immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the delivery of the Purchase Price, and the payment of the Cure Costs and all other amounts required to be paid by Buyer in connection with the transactions contemplated hereby and the Settlement Term Sheet, including the Funding Amount as set forth therein. Buyer is capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Designated Contracts and Assumed Leases and the related Assumed Liabilities.

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Section 4.7 “AS IS” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN Article III ABOVE, THE DISCLOSURE SCHEDULES OR IN ANY OF THE CERTIFICATES DELIVERED AT CLOSING, NONE OF SELLERS NOR ANY OF THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY OWNED REAL PROPERTY OR PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR THAT IS THE SUBJECT OF ANY OTHER ASSUMED LEASE OR DESIGNATED CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS THAT ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING OR OWNED REAL PROPERTY INCLUDED AS AN ACQUIRED ASSET, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF ANY PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN CASES OF FRAUD, (A) NO SELLER NOR ANY OTHER PERSON WILL HAVE or be subject to any liability or indemnification obligation to Buyer or any other person resulting from the distribution to, or use by, Buyer or any of its affiliates or any of buyer’s representatives of any information provided to Buyer or any of its affiliates or any of their respective representatives by any seller or any of their respective representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this agreement, and (B) THAT IN PROCEEDING WITH THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSIGNMENT AND ASSUMPTION OF THE ASSUMED LEASES AND DESIGNATED CONTRACTS FORMING PART OF THE ACQUIRED ASSETS WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, NOTWITHSTANDING ANY AND ALL OUTSTANDING DEFAULTS AND OTHER CLAIMS FOR FAILURES TO COMPLY WITH THE PROVISIONS OF SUCH ASSUMED LEASES AND DESIGNATED CONTRACTS, CERTAIN OF WHICH DEFAULTS OR CLAIMS MAY NOT BE SUBJECT TO CURE OR WAIVER.

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Article V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1 Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.4(a), Section 5.8 and Section 5.9), each of the Parties shall use such Party’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, the transactions contemplated hereby and perfect and confirm Buyer’s ownership of the Acquired Assets as promptly as practicable, including, to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including all necessary waivers, consents and approvals from customers and other parties, except as otherwise specifically provided in Section 5.5, Section 5.8 and Section 5.9; provided, however, that notwithstanding the foregoing, the Parties hereto acknowledge and agree that in no event shall the receipt or obtaining of any such waiver, consent or approval be a condition to the obligation of any Party to consummate the transactions contemplated by this Agreement at the Closing, and any such actions requested by Buyer following the Closing shall be at Buyer’s sole cost and expense. Without limiting the generality of the foregoing, (a) each Seller shall use such Seller’s commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within such Seller’s control or influence to be satisfied or fulfilled and (b) Buyer shall use Buyer’s commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within Buyer’s control or influence to be satisfied or fulfilled. The Parties will coordinate and cooperate with each other in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

Section 5.2 Conduct of the Transferred Business Pending the Closing.

(a) During the period prior to the Closing, Sellers shall use commercially reasonable efforts, except as otherwise required or restricted by applicable Law, pursuant to the Bankruptcy Code or pursuant to an Order of the Bankruptcy Court, the exercise of Sellers’ reasonable business judgment, to operate the Transferred Business in the Ordinary Course of Business in all material respects. Sellers shall use commercially reasonable efforts to, (i) preserve Sellers’ respective business organizations in respect of the Transferred Business, (ii) maintain the Transferred Business and the Acquired Assets (normal wear and tear excepted), (iii) use commercially reasonable efforts to keep available the services of Sellers’ respective officers and employees with respect to the Transferred Business, and (iv) maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors, and others having material business relationships with Sellers in connection with the operation of the Transferred Business (other than payment of pre-petition claims); provided, that Sellers shall not be obligated to make any payments not otherwise required in the Ordinary Course of Business or to incur any liability or obligation in order to comply with the foregoing.

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(b) Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) any and all matters as may be approved by the Bankruptcy Court in accordance with this Agreement, (iii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (iv) as required by applicable Law, (v) to the extent exclusively related to an Excluded Asset or an Excluded Liability, (vi) as otherwise expressly required by this Agreement or any Related Agreement, (vii) as expressly required in connection with any debtor-in-possession financing or any order of the Bankruptcy Court authorizing the use of cash collateral, or (viii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), no Seller shall:

(i) Except as required by applicable Law or any Seller Benefit Plan in effect on the date of this Agreement or as required by this Agreement, (A) make or grant any wage or salary increase to any Covered Employee (other than standard merit increases to individuals who are not officers or directors consistent with past practice within the past three (3) years that are less than 5% individually or 3% in the aggregate), (B) make any increase in the payment of benefits under any Seller Benefit Plan, (C) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements in effect on the date of this Agreement) which will become due, (D) adopt, amend or terminate any Seller Benefit Plan, or plan or agreement that would be a Seller Benefit Plan if adopted, (E) grant, amend or modify, or accelerate the vesting or payment of, any award under any Seller Benefit Plan, (F) enter into any employment, consulting or similar agreement or amend any existing employment agreement with respect to any Covered Employee, if such Covered Employee will receive, or has received, annual base cash compensation in excess of $100,000, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan, (H) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (I) forgive any loans, or issue any loans (other than routine travel advances issued in the Ordinary Course of Business or loans under any defined contribution retirement plan) to any Covered Employee, or (J) hire or engage any new Covered Employee, or terminate the employment or engagement, other than for cause, of any Covered Employee, if such Covered Employee will receive, or has received, annual base cash compensation in excess of $100,000, other than in the Ordinary Course of Business;

(ii) subject any Acquired Assets to any Lien, except for Permitted Liens;

(iii) enter into any Contract that would reasonably be expected to materially limit or materially restrict the conduct or operations of the Transferred Business;

(iv) incur, create, assume, guarantee, or become liable for any indebtedness in respect of the Transferred Business, other than trade debt, other indebtedness incurred in the Ordinary Course of Business and the DIP Facility;

(v) (A) sell, transfer, assign, license, sublicense, covenant not to assert, fail to maintain, permit to lapse, terminate, abandon, cancel or otherwise dispose of any material Owned Intellectual Property or material owned IT Systems included in the Transferred IT Systems, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) disclose any Trade Secrets included in the Owned Intellectual Property (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business that reasonably protects the confidentiality thereof);

(vi) write up, write down, or write off the book value of any Acquired Assets, other than in the Ordinary Course of Business or as required by GAAP;

(vii) seek to accelerate the receipt of any royalty payments or licensing receivables generated by the Transferred Business and constituting Acquired Assets, by way of discount or otherwise;

(viii) enter into any new or additional Lease (provided that Seller may extend or renew the term of any Assumed Lease which is near expiry) or open any new, additional restaurant in respect of the Transferred Business other than the Transferred Locations set forth on Section 5.2(b)(viii) of the Disclosure Schedule;

(ix) voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a conversion of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers before Closing;

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(x) sell, transfer, lease, sublease, encumber or otherwise dispose of any Acquired Assets other than Inventory sold or disposed of in the Ordinary Course of Business;

(xi) issue, sell, grant, pledge, dispose or transfer any equity interests in any Seller;

(xii) acquire (A) any assets or properties, tangible or intangible, of a third party other than in the Ordinary Course of Business or (B) any third party corporation, partnership, limited liability company, other business organization or division thereof;

(xiii) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(xiv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Seller, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Seller or any securities of any Seller convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Seller, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than any transfers among Sellers;

(xv) amend the organizational documents of any Seller in a manner adverse to Buyer;

(xvi) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with third parties related to or affecting the Transferred Business or the Acquired Assets;

(xvii) take any action (other than any actions required by the Bidding Procedures Order, the Bankruptcy Court or applicable Law) in breach of the Sale Order;

(xviii) (A) reject or terminate (other than by expiration in accordance with its terms, except as a result of a breach by any Seller) any Designated Contract or Assumed Lease or seek Bankruptcy Court approval to do so or otherwise reject any Designated Contract or Assumed Lease, (B) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Designated Contract or Assumed Lease, except in each case, to the extent Buyer has indicated in writing that it wishes Sellers to reject such Contract, (C) waive, release or assign any rights or claims under any Designated Contract or Assumed Lease or any Contract that would be a Designated Contract or an Assumed Lease if in effect on the date hereof, or (D) amend or modify any Designated Contract or Assumed Lease;

(xix) with respect to any Acquired Asset (A) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases; or (B) fail to use commercially reasonable efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

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(xx) change, make (inconsistent with past practice) or revoke any Tax election, change any method of accounting with respect to Taxes, file any amended Tax Return, surrender or compromise any right to claim a Tax refund, settle or compromise any audit, claim, notice, audit, assessment or other Litigation related to Taxes, enter into any agreement affecting any Tax Liability or any Tax refund or file any request for rulings or special Tax incentives with any Governmental Authority, enter into any Tax allocation, sharing or indemnity agreement, extend or waive the statute of limitations period applicable to any Tax or Tax Return, in each case for this clause (xx), to the extent such action could reasonably be expected to increase Buyer’s or any of its Affiliates’ Liability for Taxes with respect to the Acquired Assets, the Assumed Liabilities or the Transferred Business;

(xxi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xxii) make any change in any material method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(xxiii) fail to maintain in full force and effect any material existing insurance policies (unless coverage is otherwise replaced);

(xxiv) (A) cancel, adversely modify or terminate (other than by expiration in accordance with its terms) any Permit or seek Bankruptcy Court approval to do so, or (B) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Permit;

(xxv) make any advances or capital contributions to, or investments in, any other Person (other than to a Seller);

(xxvi) institute, settle or agree to settle any material Litigation, except as approved by the Bankruptcy Court;

(xxvii) agree to any limitations on the Transferred Business from engaging or competing in any line of business or in any geographic area or location or otherwise with any Person or from soliciting or hiring any Person;

(xxviii) make any material change in the nature of the Transferred Business; or

(xxix) agree in writing to take any action that is expressly prohibited by this Section 5.2.

Section 5.3 Bankruptcy Court Matters.

(a) This Agreement and the transactions contemplated hereby are subject to (i) the Bidding Procedures Order and (ii) the Sale Order. Sellers shall not seek (or support any other Person in seeking) to limit the ability of Buyer, as the agent of the Trustee, (acting at the direction of the required Prepetition Noteholders), and the DIP Agent (acting at the direction of the required DIP Lenders) to make such credit bid “for cause” under Section 363(k) of the Bankruptcy Code.

(b) Following the earlier of the completion of the Auction in accordance with the Bidding Procedures Order and, if no Qualified Bids (as defined in the Bidding Procedures Order) are received by the Bid Deadline, the Bid Deadline and until the Closing or the earlier valid termination of this Agreement, Sellers and their Affiliates are neither permitted to, nor permitted to cause, encourage or permit their Representatives or Affiliates to, (i) initiate contact with, solicit or knowingly encourage, induce or facilitate any Competing Bid or alternative sale transaction or any inquiry or proposal that would reasonably be expected to lead to a Competing Bid or alternative sale transaction or (ii) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Competing Bid) with respect to, any Competing Bid or any inquiry or proposal that would reasonably be expected to lead to a Competing Bid or alternative sale transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing shall prevent the Debtors (including any governing body thereof, including the Special Committee) from taking any action, or refraining from taking any action, that the Debtors (including any governing body thereof, including the Special Committee) determine in good faith, after consultation with outside counsel, is required by their fiduciary obligations under applicable Law.

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(c) Anything in this Agreement or any of the Related Agreements to the contrary notwithstanding, Buyer shall be entitled to participate in the Auction as the agent of the Trustee (acting at the direction of the Prepetition Noteholders) and the DIP Agent (acting at the direction of the required DIP Lenders) shall be entitled to participate in the Auction and credit bid to acquire the Acquired Assets in accordance with the DIP Order and the Bidding Procedures Order.

(d) If there is an Auction and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”) but Buyer submits the second highest or second best bid at the Auction for the Acquired Assets which is memorialized by an acceptable agreement incorporating terms established at the Auction (the “Back-Up Purchase Agreement”), or the terms of this Agreement constitute the second highest or best bid for the Acquired Assets, then Buyer shall keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 11:59 p.m. (prevailing Central Time) on the date that is thirty (30) days after the date of entry of the relevant Sale Order (such date that is thirty (30) days after the date of entry of the relevant Sale Order, the “Outside Back-up Date”), and (ii) the Closing. Following the Sale Hearing and prior to the Outside Back-up Date, if Seller notifies Buyer that the Prevailing Bidder has failed to consummate the applicable alternative transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, then Buyer, as Back-up Bidder, will be deemed to have the new prevailing bid, and Sellers will be authorized, pursuant to the procedures set forth in paragraph 31 of the Bidding Procedures Order, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in the Back-Up Purchase Agreement or, if none, this Agreement with Buyer.

(e) Sellers shall provide draft copies of all motions, notices, statements, schedules, applications, reports and other papers Sellers intend to file with the Bankruptcy Court in connection with the Bidding Procedures Order, the Sale Order or any other Bankruptcy Court Order to Buyer (who shall promptly deliver copies of each such document received from Sellers to the Trustee and DIP Agent) within a reasonable period of time prior to the date Sellers intend to file any of the foregoing and consult in advance in good faith with Buyer regarding the form and substance of any such proposed filing with the Bankruptcy Court. Sellers shall promptly serve true and correct copies of all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas, and any other applicable order of the Bankruptcy Court.

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(f) If Buyer is deemed to be the Successful Bidder, Sellers shall diligently seek entry of the Sale Order and any other necessary Orders to consummate the transactions contemplated hereby, including the transactions set forth in the Closing Steps Plan (the “Related Orders”) by the Bankruptcy Court no later than May 11, 2026, or if the Auction is cancelled in accordance with the Bidding Procedures Order, the earliest date thereafter that the Bankruptcy Court is available to conduct a hearing to consider the Sale Order. The Sale Order shall be in form and substance reasonably acceptable to Buyer, Trustee, DIP Agent, and Sellers and shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement and the agreements, instruments and other documents necessary or advisable to effect at the Closing the transactions set forth in the Closing Steps Plan, or such other steps as Buyer and Twin Hospitality may agree in writing (collectively, the “Closing Steps Documentation”), (B) the sale of the Acquired Assets to Buyer on the terms set forth herein and free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens), (C) the performance by Sellers of Sellers’ respective obligations under this Agreement and the Closing Steps Documentation; and (D) the credit bidding of the Credit Bid Amount and the cancellation of the Prepetition Notes subject to the Credit Bid on terms acceptable to the Trustee, (ii) authorize and empower Sellers to assume and assign to Buyer (or its designee) the Designated Contracts and Assumed Leases; and (iii) find that (A) Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant Buyer the protections of Section 363(m) of the Bankruptcy Code, (B) neither Trustee nor DIP Agent are an Affiliate or successor in interest of Buyer, and (C) Trustee and DIP Agent each acted with full authority and in good faith with respect to the transactions contemplated by this Agreement and the Closing Steps Plan, including but not limited to the Credit Bid. Buyer shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order and any Related Orders, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order or any Related Order shall be appealed, Sellers shall notify Buyer of such appeal as promptly as practicable and shall keep Buyer reasonably informed and updated regarding the status of any such appeal, and Sellers shall use their reasonable best efforts to diligently defend against any such appeal and to obtain an expedited resolution thereof, and, upon the reasonable request of Sellers, Buyer shall use its reasonable best efforts to assist Sellers with the foregoing.

(g) The Parties agree that, prior to the Closing, the Parties shall work in good faith to negotiate and document the terms of the Closing Steps Documentation to which they are an express party and implement the transactions contemplated therein, and that such Closing Steps Documentation shall be in form and substance reasonably acceptable to the Buyer, Sellers, the DIP Agent, and the Trustee.

(h) Unless otherwise provided in the Bidding Procedures Order, the Bidding Procedures Order shall apply to the sale of the Transferred Business hereunder.

(i) Sellers and FAT Brands covenant and agree that, after the Closing, the terms of any reorganization plan or plan of liquidation it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, other than as required pursuant to the Bidding Procedures Order or the Sale Order.

(j) The Parties acknowledge and agree that, upon the Closing, the Trustee, on behalf of the Prepetition Noteholders, shall continue to hold allowed general unsecured claims against certain of Sellers in an amount equal to the aggregate Obligations (as defined under the Prepetition Indenture) with respect to the Prepetition Notes to the extent such Obligations are not exchanged and cancelled pursuant to the Credit Bid (the “Deficiency Claims”), including, for the avoidance of doubt, Obligations with respect to the Prepetition Out-of-Scope Notes and such a portion of the Obligations with respect to the B-2 Prepetition Notes as is not subject to the Credit Bid. The Twin Prepetition Noteholders (or their nominees via a customary master ballot) shall be entitled to vote the aggregate amount of the Deficiency Claims to accept or reject any chapter 11 plan proposed by any applicable Debtors.

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(k) Prior to the Closing, Sellers shall have filed, in form and substance reasonably acceptable to Buyer, Trustee and DIP Agent, on an emergency basis, a motion to dismiss the Bankruptcy Cases of any Debtor whose shares of capital stock or other equity interests are purchased by the Buyers.

(l) Sellers shall comply with, and shall use commercially reasonable efforts to cause the satisfaction of, each deadline and requirement set forth in the Bidding Procedures Order.

(m) Prior to the Sale Hearing, Sellers shall (and shall cause the applicable Debtors to) file an emergency motion pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Settlement Order approving the settlement reflected in the Settlement Term Sheet (the “9019 Motion”). Sellers shall use commercially reasonable efforts to (i) file the 9019 Motion as soon as reasonably practicable following the date of this Agreement and (ii) obtain entry of the Settlement Order on or prior to the Closing Date. From and after the filing of the 9019 Motion, Sellers shall promptly notify Buyer of any material developments with respect to the 9019 Motion and shall consult with Buyer prior to making any material amendment or modification to the 9019 Motion or the proposed Settlement Order.

Section 5.4 Notices and Consents. Prior to the Closing and as necessary following the Closing:

(a) to the extent that the Sale Order does not eliminate the requirement to obtain the prior consent of or notification to any one or more counterparties to a Designated Contract or Assumed Lease, Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use such Party’s commercially reasonable efforts to obtain any third-party consents or waivers as are otherwise necessary and appropriate to consummate the transactions contemplated hereby;

(b) each of the Parties will give any notices to, make any filings with, and use such Party’s commercially reasonable efforts to obtain any authorizations, orders, consents, and approvals of Governmental Authorities necessary and appropriate to consummate the transactions contemplated hereby, if any;

(c) Sellers and Buyer shall cooperate with each other and, as promptly as practicable after the date of this Agreement use commercially reasonable efforts to obtain the issuance, transfer or reissuance to Buyer of all Permits necessary to lawfully own and operate the Transferred Business and Acquired Assets. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by such Governmental Authorities or agencies, use their respective commercially reasonable efforts to participate in any presentations, hearings, settlement proceedings or other proceedings ordered with respect to applications to transfer or reissue such Permits, and use respective commercially reasonable efforts to cause approval to be obtained as soon as practicable after the date of filing. Buyer will bear all costs of the preparation and review of any such filing. Sellers and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection any filings to transfer the Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party; and

(d) Sellers shall promptly notify Buyer in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 7.1 becoming incapable of being satisfied.

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Section 5.5 Notice of Developments. Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which such Party has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.6 Access. Sellers will provide Buyer and Buyer’s Representatives access to all properties, offices, plants, facilities, Books and Records and Designated Contracts and Assumed Leases included in the Acquired Assets via an electronic data room and furnish Buyer with such financial, operating and other data and information, and access to all the officers, accountants and other Representatives of Sellers as Buyer may reasonably request and to make extracts and copies of such Books and Records; provided, however, that, for avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the effect of waiving, such Party’s attorney-client privilege with respect thereto.

Section 5.7 Bulk Transfer Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Liens on the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Liens, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 5.8 Intellectual Property Matters.

(a) Name Changes. Promptly (but in no event later than one-hundred twenty (120) days) following the Closing Date, Sellers shall use reasonable best efforts (i) make any required filings with, or deliver any required notices to, the applicable Governmental Authorities necessary to change their corporate, business, and trade names to names that do not include any Business Names or Business Marks and are not confusingly similar thereto and otherwise cease to refer to themselves as, or do business under, the Business Names or Business Marks; (ii) not use any materials that bear any Business Names or Business Marks (subject to any services provided under the Transition Services Agreement that may require such use as permitted therein); (iii) not use any websites or domain names that include or reference any Business Names or Business Marks (subject to any services provided under the Transition Services Agreement that may require such use as permitted therein); and (iv) obliterate, mask or remove all Business Names and Business Marks from all public-facing materials that are owned by (or in the possession, custody, or control of) Sellers. Each Seller shall be permitted to use the Business Names solely (A) to the extent required by applicable Law or permitted by doctrines of fair use, including as a former name for legal and noticing purposes in connection with the Bankruptcy Cases in other legal documents, in connection with the filing of Tax Returns and for the Wind-Down or in other legal documents related to the foregoing, and to otherwise reference the historic relationship between each Seller, its Affiliates and the Transferred Business; and (B) as necessary to provide any services provided under the Transition Services Agreement that may require such use as permitted therein.

(b) Franchisee License Rights. The Parties acknowledge that certain franchisees of the Transferred Business may hold license rights to use certain Intellectual Property included in the Acquired Assets. In Section 5.8(b) of the Disclosure Schedule, Sellers have provided a true, complete, and accurate list of all such existing franchisees (other than any franchisee that holds such license pursuant to a Franchise Agreement), together with the Contracts (other than any Franchise Agreement) governing their respective rights to use such Intellectual Property. All such existing license rights granted to franchisees under Franchise Agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. Buyer shall assume all obligations of Sellers under such Franchise Agreements with respect to the licensing of Intellectual Property to franchisees.

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(c) Termination of Sellers’ IP Rights. Sellers hereby acknowledge that from and after the Closing, all right, title and interest in and to each of the Transferred Intellectual Property are owned exclusively by Buyer and that, subject to Section 5.8(a) and the Transition Services Agreement, any and all right of Sellers to use the Transferred Intellectual Property shall terminate as of the Closing, along with any and all goodwill associated therewith. Subject to Section 5.8(a) and the Transition Services Agreement, to the extent that any of Sellers are deemed to have a license (express or implied) to use any Transferred Intellectual Property, the Parties hereby agree that any such license is terminated effective as of the Closing.

(d) IP Filings. Promptly but in no event later than one hundred and twenty (120) days following the Closing Date, Buyer shall, at Buyer’s expense, make all necessary filings with (as applicable) the U.S. Patent and Trademark Office, the U.S. Copyright Office and any Governmental Authorities in all applicable jurisdictions to ensure that Buyer is identified in the records of such applicable Governmental Authority as the owner of record of the Registered Intellectual Property. After the Closing, Sellers shall, upon Buyer’s reasonable request, promptly execute and deliver to Buyer all such instruments of transfer, powers of attorney and other documents, and take such further actions as may be reasonably necessary to enable Buyer to effect and perfect the foregoing (at Buyer’s sole cost and expense).

Section 5.9 Transfer of Liquor Licenses and other Permits. Sellers and Buyer shall use their respective reasonable best efforts to effectuate the transfer of all liquor licenses and other Permits held by Sellers and as are reasonably necessary for Buyer to operate the Transferred Business and each Transferred Location following the Closing in a similar manner to the operation of the Transferred Business and each Transferred Location as conducted prior to the date hereof (“Operational Continuity”) to the extent permitted under applicable Law, including through the use of temporary licenses, interim beverage services agreements or other temporary arrangements permitted under applicable Law (each, a “Temporary Liquor License Arrangement”) provided, that Buyer shall satisfy, and indemnify and hold harmless Sellers from and against, any and all Liabilities, costs, and expenses (including reasonable documented out-of-pocket attorneys’ fees) arising from or related to the continued operation of the Transferred Business at the Transferred Locations pursuant to each Temporary Liquor License Arrangement (including all out-of-pocket costs incurred by Sellers in compliance with the terms thereof), other than for any Liabilities arising from Sellers’ gross negligence, willful misconduct or material breach by Sellers of the requirements of this Section 5.9. To the extent any liquor license or other Permit is not transferable, Buyer may apply for new liquor licenses or Permits with respect to the applicable Transferred Locations, and Sellers shall provide such reasonable cooperation as Buyer may reasonably request in connection therewith. If any liquor license cannot be transferred or issued prior to the Closing (a “Deferred License”), until such transfer or issuance can be completed or the completion of the Wind-Down (if earlier) (the “Deferred License Period”), the relevant Seller shall use reasonable best efforts to continue to hold such Deferred License for the benefit of the Buyer and the Transferred Business (at Buyer’s sole cost and expense) and, to the extent permitted by applicable law, cooperate with Buyer to provide Buyer with the benefits of such Deferred License, including entering into an interim beverage services agreement (or equivalent arrangement) as reasonably requested by Buyer (in each case at Buyer’s sole cost and expense); provided, that, for the avoidance of doubt, no Seller that holds a Deferred License shall dissolve, liquidate, or otherwise wind down its legal existence during the Deferred License Period. Prior to the completion of the Wind-Down, no Seller shall terminate, modify, or fail to maintain in full force and effect any Deferred License without Buyer’s prior written consent; provided, that at all times such Deferred License shall be maintained solely at Buyer’s sole cost and expense and it shall not be deemed a breach of this Section 5.9 in the event that such Deferred License is terminated or suspended by operation of applicable law. Notwithstanding anything to the contrary in this Section 5.9, the Parties acknowledge and agree that the transfer or issuance of any liquor license, Permit or other approval shall not constitute a condition to the Closing or the Parties’ respective obligations to consummate the transactions contemplated by this Agreement at the Closing.

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Section 5.10 Maintenance of Assets. Unless otherwise agreed in writing by Managers and Buyer, each Seller set forth in Section 5.10 of the Disclosure Schedule shall not dissolve, liquidate, or otherwise wind down its legal existence until the date on which the applicable Deferred Licenses set forth therein have been transferred or issued to Buyer (such period of time, the “License Maintenance Period”); provided that as a condition to Sellers’ obligations under this Section 5.10, all reasonable documented and out-of-pocket costs and expenses (including reasonable documented attorneys’ fees) incurred during the License Maintenance Period and arising out of or in furtherance of maintaining such Seller’s legal existence or compliance with the provisions of this Section 5.10 for the duration of the License Maintenance Period shall be borne by Buyer at Buyer’s sole cost and expense.

Section 5.11 TP New Mexico. From and after the date hereof, at Buyer’s written request, Sellers shall cooperate in good faith and take any steps Buyer may request in its reasonable discretion to effect, at or following the Closing, the transfer of TP New Mexico or all or any portion of its assets to Buyer or its designee, including by (i) adding as a Designated Contract the NM Purchase Agreement in accordance with Section 2.6; (ii) executing and delivering such amendments to, or waivers of, any term or condition of the NM Purchase Agreement as Buyer may reasonably request; and (iii) cooperating with Buyer with respect to any transfer, reissuance, or application for any Permit or license related to TP New Mexico or its assets, in each case in accordance with the terms of Section 5.9 (as if such Permit were a Permit of a Seller hereunder). Buyer shall be solely responsible for, and shall promptly reimburse Sellers for, all reasonable and documented out-of-pocket costs and expenses incurred by Sellers (excluding attorneys’ fees) in connection with any actions taken at Buyer’s request pursuant to this Section 5.11.

Section 5.12 Settlement Order. Sellers shall, and shall cause all other debtors, comply with the milestones set forth in the Settlement Order (as the same may be extended or waived in accordance with the terms of the Settlement Order).

Article VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1 Further Assurances.

(a) In case at any time after the Closing any further action is necessary to carry out a Party’s obligations under this Agreement, such Party will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey, or assign to the applicable Buyer all of the Acquired Assets to be acquired by Buyer in accordance with Section 2.1 or to confirm Buyer’s assumption of the Assumed Liabilities to be assumed by Buyer in accordance with Section 2.2; provided, that, to the extent Buyer designates any assets related to the Smokey Bones Business prior to the Closing pursuant to item (w) of the definition of “Acquired Assets” herein, the Parties shall cooperate to amend the applicable provisions of this Agreement and take all other actions necessary to provide the Debtors with the ability to operate and divest the remaining Smokey Bones Business (including additional transition services in Sellers’ favor under the Transition Services Agreement).

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(b) With respect to any Acquired Asset (and any asset that is not an Acquired Asset solely as a result of a restriction on transfer or assignment) for which consent or approval is required for transfer or assignment pursuant to the Sale Order, but is not obtained prior to the Closing, Sellers shall reasonably cooperate with Buyer for up to thirty (30) days after the Closing in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Acquired Assets (or assets that are not Acquired Assets solely as a result of a restriction on transfer or assignment), including taking actions reasonably required to enforce, for the benefit of Buyer (and at Buyer’s sole cost and expense), any and all rights of Sellers against any party to the applicable Acquired Asset. For the avoidance of doubt, entry of the Sale Order shall constitute the necessary consents for any assumption and assignment of Designated Contracts or Assumed Leases.

(c) Sellers shall use commercially reasonable efforts to identify prior to Closing any Intellectual Property that (i) is owned by a Non-Seller Affiliate, (ii) would be considered Transferred Intellectual Property if it were owned by a Seller, and (iii) is material to the operation of the Transferred Business as currently conducted (collectively, the “Additional TP Intellectual Property”). To the extent Sellers identify any Additional TP Intellectual Property prior to Closing, Sellers shall use commercially reasonable efforts to take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as may be reasonably necessary to cause the applicable Non-Seller Affiliate to transfer, convey, assign and deliver to Sellers prior to Closing, or to the Buyer at Closing, all of such Non-Seller Affiliate’s, right, title, and interest in and to such Additional TP Intellectual Property. To the extent Sellers identify any Additional TP Intellectual Property after the Closing, Sellers shall, at Buyer’s sole cost and expense, use commercially reasonable efforts to cause the applicable Non-Seller Affiliate to take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as may be reasonably necessary to transfer, convey, assign and deliver to Buyer all of such Non-Seller Affiliate’s, right, title, and interest in and to such Additional TP Intellectual Property.

Section 6.2 Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party (the “Requesting Party”), the other Parties will permit such Requesting Party and such Requesting Party’s Representatives to have reasonable access during normal business hours, at the sole expense of such Requesting Party and in a manner so as not to interfere unreasonably with the normal business operations of the other Party, to all premises, properties, personnel, books and records, and Contracts or Leases of such Party for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, or (c) defending third-party lawsuits or complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require a Party to take any such action if (i) such action may result in a waiver or breach of any attorney-client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be disruptive to a Party’s normal business operations. Buyer agrees to maintain the files or records that are contemplated by the first sentence of this Section 6.1(c), including for the avoidance of doubt all Books and Records, in a manner consistent in all material respects with Buyer’s document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing and to give Sellers or their successors access to such files and records (including all Books and Records) for purposes of administration of Sellers’ respective Bankruptcy Cases, including the winddown of the estates, any confirmation of a chapter 11 plan, and the claims reconciliation process.

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Section 6.3 Covered Employees.

(a) On or before the date that is fifteen (15) days before the Closing Date, Sellers shall provide Buyer with a list of all employees who Sellers have caused to experience “employment losses” (within the meaning of the WARN Act) within ninety (90) days prior to the Closing Date and Sellers shall update this list up to and including the Closing Date. No later than five (5) days prior to the Closing, Buyer shall provide Sellers with a list of employees of Sellers to whom Buyer agrees to offer employment (each such employee, a “Covered Employee”), which list shall include no fewer than such number of employees as is necessary so that the transactions contemplated hereby do not result in a “plant closing” or “mass layoff” (as defined in the WARN Act) with respect to Sellers (the “Offer List”). On or prior to the Closing, Buyer shall offer employment (on an “at will” basis) with Buyer or one of its Affiliates to each Covered Employee included on the Offer List who is, as of immediately prior to the Closing, (i) actively at work in connection with the Transferred Business, (ii) on short-term disability or workers’ compensation in connection with the Transferred Business, or (iii) on a leave of absence approved by Sellers in connection with the Transferred Business, including under the Family and Medical Leave Act, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended. Each such offer of employment shall be on such terms and conditions as Buyer shall determine in its sole discretion; provided, however, that (x) such offers shall provide, for the duration of the plan year in which the Closing Date occurs, for (A) base salary or wage rate (as applicable) no less than that received from Sellers immediately prior to the Closing, (B) employee benefits that are substantially similar in the aggregate to the employee benefits provided by Sellers immediately prior to the Closing (including group welfare benefits and 401(k) plan benefits, but excluding any defined benefit pension, retiree or post-termination health or welfare, performance-based or incentive compensation, fringe benefit, expense reimbursement, bonus (including any special bonus, project bonus, medium term bonus or success payment) and equity or equity-based plan, program or arrangement; provided, that, for the avoidance of doubt, nothing in this clause (B) shall require the Buyer or any of its affiliates to adopt or otherwise provide a 401(k) plan for Covered Employees) and (C) eligibility for severance pay and benefits that are at least as favorable as the severance pay and benefits provided by Sellers immediately prior to the Closing, and (y) with respect to Transferred Employees who enter into written employment Contracts with Buyer at the Closing, if any (the “Employment Contracts”), the terms of such Employment Contracts shall govern such Transferred Employee’s employment with Buyer or its designated Affiliate. In addition, any offer of employment to any such employee of Sellers (including any employee of Sellers who is a party to a written employment Contract with a Seller that entitles such employee to severance upon any termination of employment with any Seller and whose employment Contract will not be an Assumed Seller Plan) will require, as a condition to the acceptance of such offer of employment, that such employee waive in writing his or her right to receive any severance from Sellers, Buyer and its Affiliates arising from such employee’s termination of employment with any of Sellers; provided, however, that Buyer shall be entitled to waive such condition if such employee does not agree to provide such waiver. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing Date, impose on Buyer any obligation to retain any Transferred Employee in its employment or the employment of any of its Affiliates.

(b) Each Covered Employee who receives and accepts such offer of employment shall be deemed a “Transferred Employee”. Sellers will reasonably cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and the delivery of such offers.

(c) Sellers shall terminate the employment of all the Transferred Employees, effective as of immediately prior to the Closing, and will be responsible for all Liabilities associated with such terminations, including all Liabilities under the WARN Act. In connection with the Closing, Sellers shall, to the extent required by Law, pay to the Transferred Employees vacation, personal, sick, or other paid time off that is accrued but unused as of immediately prior to the Closing. Anything in this Agreement to the contrary notwithstanding, (i) except for any Liabilities specifically set forth as an Assumed Liability, (ii) except to the extent arising from Buyer’s failure to comply with its obligations pursuant to Section 6.3(a), and (iii) except as otherwise expressly set forth in this Section 6.3, Buyer shall have no Liability with respect to any current or former employee, independent contractor or service provider of a Seller that does not become a Transferred Employee.

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(d) Sellers acknowledge that Sellers are alone responsible for issuing, serving and delivering all orders and notices required, if any, pursuant to applicable Laws, in connection with the termination of employment of any employee on or prior to the Closing. Each Party agrees to reasonably cooperate and work in good faith with the other Party to provide all notices that such other Party reasonably determines are necessary or required to minimize the amount of Liabilities that might arise under the WARN Act as a result of the transactions contemplated by this Agreement. Buyer acknowledges that Buyer is alone responsible for issuing, serving, and delivering all orders and notices required, if any, pursuant to applicable Laws, in connection with the termination of employment of any employee of Buyer following the Closing.

(e) From time to time (no more often than weekly) prior to the Closing, Sellers shall deliver to Buyer, promptly following receipt of a request thereof from Buyer, a schedule that sets forth a true and correct list of all of the employees of each Seller as of the date of such request, specifying their position, employer, date of hire, exempt or non-exempt status, hourly wage rate or annual base salary, all bonus opportunities, and accrued vacation, sick leave time and other paid time off, earned and accrued wages, salaries, commissions, bonuses, and any other material compensation, whether the employee is absent from active employment on approved leave, and if so, the nature of such leave, the date such employee commenced such leave, and the anticipated date of return to active employment.

(f) Except as otherwise set forth in this Section 6.3(e) and subject to Section 2.2 and Excluded Liabilities, Buyer shall adopt and assume, as of the Closing, each of the Assumed Seller Plans with respect to all benefits to be provided under the provisions of such Assumed Seller Plans. With respect to each Assumed Seller Plan, Buyer or any Person designated by Buyer will be substituted for the applicable Seller as the plan sponsor under each such Assumed Seller Plan and Buyer shall have all rights of such Seller thereunder, including full authority to maintain, amend or terminate any such Assumed Seller Plan at any time, in Buyer’s sole discretion. Sellers agree to cooperate with Buyer in adopting and effectuating any plan amendments to the Assumed Seller Plans reasonably desired by Buyer, so long as such amendments are effective as of, or after, the Closing and are consistent with applicable Law. The Parties agree to cooperate in all respects and take any actions necessary to implement the assumption by Buyer of the Assumed Seller Plans. Sellers agree to use commercially reasonable efforts to cooperate with Buyer in adopting and effectuating any plan amendments to such Assumed Seller Plans reasonably desired by Buyer, so long as such amendments are effective as of, or after, the Closing and are consistent with applicable Law.

(g) Without limiting the obligations of Sellers under Section 2.1, before, or to the extent not practicable or permissible under applicable Law before, as soon as administratively practicable after, the Closing, Sellers will supply Buyer with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits, and election forms of benefits under each Assumed Seller Plan, and (ii) any other information reasonably requested by Buyer as necessary or appropriate for the administration of each Assumed Seller Plan.

(h) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume any Liabilities arising out of any acts or omissions of any of Sellers or any fiduciaries or trustees of any Assumed Seller Plan occurring on or prior to the Closing in connection with the operation or administration of such Assumed Seller Plan (all of which Liabilities shall be Excluded Liabilities). Sellers shall retain all Liabilities for (i) the payment or provision of severance, and (ii) the payment or provision of any change in control payment, transaction bonus, retention payment or similar benefits arising as a result of the transactions described herein, and no such Liabilities shall be assumed by Buyer under this Section 6.3(h) or Section 2.2. Except for any Assumed Liabilities, Sellers will have the sole and absolute responsibility for any financial or other commitments to Sellers’ employees for the period prior to the Closing, including any and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, any withdrawal liability), or any local, state, or federal law, rule, or regulation. Other than as set forth in this Section 6.3, Buyer and any of Buyer’s Affiliates shall not have any contractual or other obligation with respect to hiring, offering to hire, or employing any Covered Employee or any of Sellers’ other employees. Except as set forth in this Section 6.3, in no event shall Buyer be obligated to commit to any particular usage of employees or to any particular benefits or wage rates.

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(i) Buyer shall use commercially reasonable efforts to give each Transferred Employee credit for service with Sellers under employee benefit plans or arrangements in which such Transferred Employees participate following the Closing Date, solely for purposes of eligibility and vesting (but not for purposes of benefit accrual, early retirement subsidies, or the calculation of the amount of any benefits (other than for severance benefits), including vacation entitlement or accrual of pension benefits); provided, however, that (i) such service crediting shall not apply to any defined benefit pension plan, retiree medical or welfare plan, equity or long-term incentive plan, sabbatical program, or any plan under which similarly situated employees of Buyer do not receive credit for prior employment, and (ii) such service crediting shall be subject to the terms and conditions of the applicable plan and applicable Law. Notwithstanding the foregoing, nothing in this Section 6.3(i) shall be construed to require crediting of service that would result in a duplication of benefits or that would require Buyer to make any additional contributions or increase any funding obligations under any employee benefit plan.

(j) Notwithstanding anything set forth in this Section 6.3, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Benefit Plan, (ii) shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Assumed Seller Plan or any of Buyer’s or any of its Affiliate’s employee benefit plans or programs following the Closing, or (iii) shall create any third party beneficiary rights in any current or former employee or service provider of any Seller, any Covered Employee, or any Transferred Employee (in each instance, including any beneficiary or dependent thereof) in respect of continued employment by Sellers or Seller’s Affiliates or Buyer or Buyer’s Affiliates or otherwise. Nothing herein shall guarantee employment for any period of time or preclude the ability of Buyer or Buyer’s Affiliates to terminate any Transferred Employee for any reason.

(k) As of the Closing Date, Buyer shall maintain employment practices liability insurance in such amounts as mutually agreed upon by the Parties and which shall designate Sellers as named additional insureds thereunder.

Section 6.4 Tax Matters.

(a) Sellers shall pay any stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other similar Tax, fee, or governmental charge (each a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby (and Buyer is not assuming any such Transfer Tax liability pursuant to this Agreement). Buyer shall bear and pay all accrued but unpaid real property Taxes (including any such Taxes payable by Sellers pursuant to the terms of any Assumed Leases), personal property and similar ad valorem Taxes, in each case for 2026 arising in the ordinary course of business (collectively, “Property Taxes”). The Parties shall use commercially reasonable efforts to have all property transfers to be tax exempt and file such documents reflecting any such transfer tax exemption. The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns. The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns.

(b) For purposes of this Agreement, any Taxes (other than Transfer Taxes and Property Taxes) relating to a taxable period beginning on or before and ending after the Closing Date shall be allocated based on the “closing of the books” method.

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(c) The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

(d) The Parties agree that (i) for U.S. federal (and applicable state and local) income Tax purposes, the transactions contemplated by this Agreement qualify for the Intended Tax Treatment and this Agreement (together with the transactions contemplated by the Closing Steps Plan and any other applicable documents) constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the IRC and within the meaning of Treasury Regulations Section 1.368-2(g) and (ii) Sellers intend to liquidate (as determined for U.S. federal income tax purposes) in connection with the consummation of a chapter 11 plan involving Sellers. The transactions contemplated by this Agreement shall be reported by the Parties (and their respective Affiliates) for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the IRC (or any similar provision of applicable state, local or non-U.S. Tax Law), a change in applicable Law, or based on a change in the facts and circumstances underlying the transactions from the terms described in this Agreement. The Parties shall cooperate in good faith to take such actions and execute such documents as may be reasonably necessary or appropriate to preserve the qualification of the transactions in accordance with the Intended Tax Treatment.

Section 6.5 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of Buyer and Sellers, unless a press release or public announcement is required by applicable law, or any rule or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law, the disclosing Party shall give the non-disclosing Parties reasonable prior written notice and an opportunity to review such disclosure and shall consider in good faith the comments of the other Party or Parties hereto as to the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 6.6 Confidentiality. Prior to the Closing, Buyer shall, and shall cause its respective Affiliates and Representatives to, and, following the Closing, Sellers shall, and shall cause their respective Affiliates and Representatives to, maintain as confidential and not use or disclose, any confidential, proprietary or non-public information or materials relating to the Transferred Business, the Acquired Assets, or the Assumed Liabilities. In the event any Party hereto or any of their respective Affiliates or Representatives is required by applicable Law to disclose any such information or materials, such Party shall, to the extent not prohibited by applicable Law, promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall reasonably cooperate with the other Party (at Buyer’s sole cost and expense) to obtain a protective order and otherwise preserve the confidentiality of such information or materials consistent with applicable Law. Information and materials subject to the confidentiality obligations in this Section 6.6 do not include any information or materials which (i) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of the disclosure of such information or materials by a Party or their Affiliates or Representatives in breach of this Section 6.6) or (ii) becomes available to any of Sellers or their Affiliates and Representatives on a non-confidential basis from a Person (other than Buyer or any of its Affiliates) who is not bound by a confidentiality agreement with Buyer or any of its Affiliates.

Section 6.7 No Successor Liability. The Parties intend that upon the Closing, each of Buyer and its Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including a “successor employer” for the purposes of the IRC, ERISA, or other applicable Laws; (b) have any responsibility or liability for any obligations of Sellers, or any affiliate of Sellers, based on any theory of successor or similar theories of liability; (c) have, de facto or otherwise, merged with or into any of Sellers; (d) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between Buyer and any Seller), including within the meaning of any foreign, federal, state, or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such Laws, rules, or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of any of Sellers or Sellers’ respective estates.

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Section 6.8 Sale Free and Clear; Acquired Avoidance Actions and Causes of Actions. Sellers acknowledge and agree, and the Sale Order shall be drafted to provide, without limitation, that, (a) on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Liens, against or created by Sellers, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets and (b) Buyer is not a successor to any Seller or the bankruptcy estate by reason of any theory of Law or equity, and Buyer shall not assume or in any way be responsible for any Liability of Sellers, any of their Affiliates and/or the bankruptcy estate, except as expressly provided in this Agreement. On the Closing Date, the Acquired Assets shall be transferred to Buyer free and clear of all obligations, Liabilities and Liens (other than Permitted Liens) to the fullest extent permitted by Section 363 of the Bankruptcy Code. Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer at any time following the Closing, pursue, prosecute, sell, or transfer any of the Acquired Avoidance Actions.

Article VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth (i) in Section 3.1 and Section 3.2 shall have been true and correct in all respects on the date hereof and as of the Closing as if made at and as of such time, and (ii) in all other Sections of Article III shall have been true and correct on the date hereof and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), without giving effect to any limitation or qualification by a materiality standard (including “in all material respects,” “material” or “Material Adverse Effect”) set forth therein, except where the failure of such representations and warranties to be so true and correct has not resulted in, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Sellers shall have performed and complied with their covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d) no Order shall be in effect that enjoins, restraints, prevents, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(e) from and after the date of this Agreement, there shall not have occurred and be continuing any event, change, condition, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(f) (i) the “Maturity Date” (as defined in the DIP Credit Agreement and as may be extended thereunder) shall not have occurred, (ii) acceleration of the DIP Obligations (as defined in the DIP Credit Agreement) under the DIP Documents (as defined in the DIP Credit Agreement) shall have not occurred, and (iii) the DIP Obligations shall not have otherwise been repaid, satisfied or discharged;

(g) each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered;

(h) the Parties shall have mutually agreed to a Closing Steps Plan;

(i) the transactions contemplated by the Closing Steps Documentation to which Sellers are an express party shall have been executed and delivered and shall be effective immediately following the Closing;

(j) the Settlement Order shall have been entered by the Bankruptcy Court and shall be in full force and effect, and the Buyer shall have received the funding necessary to make payment of the Funding Amount as provided thereunder; and

(k) to the extent any Acquired Entity is, or any Acquired Equity Interests are of, a Debtor in the Bankruptcy Cases, such Debtor shall have been approved to be dismissed as a Debtor in the Bankruptcy Cases by order of the Bankruptcy Court, subject only to the closing of this Agreement.

Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article IV shall have been true and correct in all material respects on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b) Buyer shall have performed and complied with all its covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d) no material Order shall be in effect that prohibits consummation of any of the transactions contemplated by this Agreement;

(e) each delivery and payment contemplated by Section 2.5(b), including payment of the Funding Amount, to be made to Sellers shall have been delivered or made, and each payment of Cure Costs contemplated by Section 2.5(c) shall have been made;

(f) the Parties shall have mutually agreed to a Closing Steps Plan;

(g) the Settlement Order shall have been entered by the Bankruptcy Court and shall be in full force and effect and Buyer shall have paid the Funding Amount in accordance therewith; and

(h) Sellers shall have had an opportunity to remove any Excluded Assets from the Transferred Locations (at Sellers’ sole cost and expense).

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Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on or assert the failure of any condition to Buyer’s or Sellers’ respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was proximately or primarily caused by such Party’s failure to comply with this Agreement in all material respects or to use commercially reasonable efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

Section 7.4 Third-Party Consents. Other than as expressly set forth in Section 7.1 or Section 7.2, receipt of any third party consent, approval, or waiver that is not expressly listed as a condition to Closing shall not be a condition to Buyer’s obligation to consummate the Closing (including Buyer’s obligation to pay the Purchase Price in full) or comply with Buyer’s obligations under this Agreement or any Related Agreement, and the failure to receive any such third party consent, approval or waiver or any actions taken by Sellers in connection therewith shall not give Buyer the right to terminate this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to compensate any applicable third party, commence or participate in any proceeding, or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain primarily, secondarily, or contingently liable for any Liability) to any applicable third party in connection with the satisfaction of any closing condition.

Article VIII
TERMINATION

Section 8.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) by the mutual written consent of the Parties;

(b) by any Party by giving written notice to the other Parties if:

(i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due primarily to the failure of such Party to have fulfilled any of its obligations under this Agreement; or

(ii) the Closing shall not have occurred prior to the Termination Date; provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii); and, provided, further, that if on such date, the Liquor Licenses or Temporary Liquor License Arrangements set forth on Section 8.1(b)(ii) of the Disclosure Schedule are not in place, upon the written request of Buyer, the Termination Date shall be deferred by two weeks; and provided, further, that if on such deferred Termination Date, the Liquor Licenses or Temporary Liquor License Arrangements set forth on Section 8.1(b)(ii) of the Disclosure Schedule are not in place, upon the written request of Buyer, the Termination Date shall be deferred by two weeks. The “Termination Date” shall initially be June 15, 2026, unless the Parties mutually agree in writing to a later Closing Date pursuant to Section 2.4, upon which such later date shall be the Termination Date.

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(c) by Buyer by giving written notice to Sellers if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at the Closing set forth in Section 7.1(a) or Section 7.1(b), including Sellers’ obligation to close the transactions contemplated herein pursuant to Section 7.2, and such breach has not been waived by Buyer, or, if such breach is curable, not cured by such Seller prior to the earlier to occur of (i) ten (10) days after receipt of Buyer’s notice of intent to terminate and (ii) prior to the Termination Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(d);

(d) by Sellers by giving written notice to Buyer if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at the Closing set forth in Section 7.2(a) or Section 7.2(b), including Buyer’s obligation to close the transactions contemplated herein pursuant to Section 7.1, and such breach has not been waived by such Seller, or, if such breach is curable, not cured by Buyer prior to the earlier to occur of (i) ten (10) days after receipt of such Seller’s notice of intent to terminate and (ii) the Termination Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(d) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c);

(e) by Sellers or Buyer, if the Bankruptcy Court enters an Order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(f) by Buyer if (i) any Seller enters into, or shall have announced its intention including by means of any filings made with the Bankruptcy Court or any other Governmental Authority) to enter into, an agreement in principle, letter of intent, memorandum of understanding, definitive agreement or other arrangement, whether binding or non-binding, or whether subject to terms and conditions, with any Person (other than Buyer or its Affiliates) with respect to any Competing Bid, or (ii) any Seller enters into one or more alternative sale transactions with one or more Persons other than Buyer at the Auction or the Bankruptcy Court approves such alternative sale transaction other than with Buyer;

(g) automatically, upon consummation of a Competing Bid;

(h) by Sellers by giving written notice to Buyer, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived, (ii) Sellers have irrevocably confirmed in writing that they are ready, willing and able to consummate the Closing and that all conditions set forth in Section 7.1 have been satisfied or that Sellers are willing to waive any unsatisfied conditions, and (iii) Buyer fails to complete the Closing within two (2) Business Days after the date on which the Closing should have occurred pursuant to Section 2.4;

(i) by Buyer by giving written notice to Sellers, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived, (ii) Buyer have irrevocably confirmed in writing that they are ready, willing and able to consummate the Closing and that all conditions set forth in Section 7.1 have been satisfied or that Buyer are willing to waive any unsatisfied conditions, and (iii) Sellers fails to complete the Closing within two (2) Business Days after the date on which the Closing should have occurred pursuant to Section 2.4;

(j) by Buyer by giving written notice to Sellers, in the event the Bankruptcy Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the consummation of the transactions contemplated by this Agreement; or

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(k) by Buyer, if:

(i) the Sale Hearing is not held on or before May 8, 2026, or if the Sale Hearing is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available, or an alternative date agreed to by Buyer;

(ii) the Bankruptcy Court has not entered the Sale Order on or before May 8, 2026, or if approval of the Sale Order is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available, or an alternative date agreed to by Buyer;

(iii) the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iv) Sellers withdraw the request for authority to sell the Acquired Assets and assume and assign the Designated Contracts or Assumed Leases;

(v) Sellers modify or amend the Bidding Procedures in a manner materially adverse to Buyer without the prior written consent of Buyer unless such modification or amendment is permitted by the Bidding Procedures Order or required by the Bankruptcy Court;

(vi) any of Sellers or any chapter 11 trustee appointed for any Seller file any pleading with the Bankruptcy Court for relief that would not permit the Closing without the prior written consent of Buyer; provided, that taking any action in respect of accepting a winning bid in connection with the Auction shall not entitle Buyer to terminate this Agreement pursuant to this Section 8.1(k)(vi).

(vii) following entry by the Bankruptcy Court of the Bidding Procedures Order or the Sale Order, any such Order is (A) amended, modified or supplemented in a manner materially adverse to Buyer or any of its Affiliates without Buyer’s prior written consent or (B) voided, reversed or vacated without Buyer’s prior written consent;

(viii) any Seller enters into one or more alternative sale transactions with one or more Persons other than Buyer at the Auction or the Bankruptcy Court approves such alternative sale transaction other than with Buyer;

(xiv) (A) an “Event of Default” (as defined in the DIP Credit Agreement) shall have occurred, or (B) the Maturity Date (as defined in the DIP Credit Agreement and as may be extended thereunder) shall have occurred; or

(ix) for any reason Buyer is unable, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid all or any portion of the Credit Bid Amount in payment of the Purchase Price as set forth in Section 2.3.

Section 8.2 Effect of Termination; Reimbursement of Expenses.

(a) If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 3.22, Section 4.7, Article IX and this Section 8.2 shall survive any such termination) and, except as set forth in Section 5.3 and this Section 8.2, no Party shall have any Liability to the other Parties hereunder; provided, however, that no termination shall relieve any Party from Liability for Fraud or Willful Breach by such Party prior to such termination. For the avoidance of doubt, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.11.

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(b) To the fullest extent permitted and specifically provided in the DIP Documents and the DIP Order (and without limiting the Debtors’ respective obligations thereunder), the applicable Sellers shall pay all reasonable and documented out-of-pocket expenses incurred by Buyer in connection with the preparation, execution, and delivery of this Agreement, including, without limitation, the reasonable fees and expenses of the attorneys and financial and other advisors and consultants of Buyer.

Article IX
MISCELLANEOUS

Section 9.1 Survival. Except for any covenant that by such covenant’s terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(a) or Section 2.5(b) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing and no Party shall have any further liability with respect thereto (other than in the case of Fraud). Any obligations to be performed post-Closing shall survive until completion.

Section 9.2 Expenses. Except as provided by orders of the Bankruptcy Court, including the DIP Order, which provides for the payment of fees and expenses (including outside counsel fees and expenses) incurred by the Trustee and DIP Agent, or as otherwise provided in this Agreement, each Party will bear such Party’s own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts, and consultants. For the avoidance of doubt, Buyer shall pay all Transfer Taxes and recording fees arising from the transfer of the Acquired Assets in accordance with Section 6.4(a).

Section 9.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations (whether written or oral) by or among the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.4 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Annexes and Schedules to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. No conditions, course of dealing or performance, understanding, or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

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Section 9.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the Parties’ respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may assign (in whole or in part) either this Agreement or any of Buyer’s rights, interests, or obligations hereunder to one or more Affiliates of Buyer without the prior written consent of the other Parties; provided, that (a) Buyer shall provide written notice to each applicable Seller at least five (5) Business Days prior to the date of any such assignment and (b) in no event shall such assignment relieve Buyer (in whole or in part) of Buyer’s obligations hereunder or give rise to any unreimbursed withholding or other Taxes borne by any Seller. Notwithstanding the foregoing, any Seller may assign (in whole or in part) any of its rights or obligations under this Agreement to any plan administrator, liquidator, examiner, receiver, liquidation trustee, or similar party appointed for such Seller following the Closing.

Section 9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was sent by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:	FAT Brands, Inc.
1166 Avenue of the Americas, 3rd Floor
New York, NY 10036
Attention: John C. DiDonato; Abhimanyu Gupta
E-mail: jdidonato@hcg.com; abhigupta@hcg.com

With a copy (that shall not constitute notice to Sellers) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
	Attention:	Ray Schrock; Natasha Hwangpo
	E-mail:	Ray.Schrock@lw.com;
Natasha.Hwangpo@lw.com

and

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
	Attention:	Ted Dillman; Sean Denvir
	E-mail:	Ted.Dillman@lw.com;
Sean.Denvir@lw.com

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If to Buyer:	TWNPKS Bid Co. LLC
3001 Highway 121, Unit 254
Euless, TX 76039
	Attention:	Rodolfo García; Yong Hong; Brian Carduff
	E-mail:	rgarcia@summitacquisitionllc.com;
jhong@summitacquisitionllc.com;
bcarduff@summitacquisitionllc.com

With a copy (that shall not constitute notice to Buyer) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
	Attention:	David Thatch; Adam Cieply; Kathrin Schwesinger
	E-mail:	dthatch@whitecase.com;
adam.cieply@whitecase.com;
kathrin.schwesinger@whitecase.com

and

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131-2352
	Attention:	Brian Pfeiffer; Amanda Parra Criste
	E-mail:	brian.pfeiffer@whitecase.com; aparracriste@whitecase.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.9 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court; provided, however, that if the Bankruptcy Cases are dismissed or if the bankruptcy court is unable to hear any such action or proceeding, the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (and any appellate courts of the foregoing) will have sole jurisdiction over any such claim or proceeding. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity.

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Section 9.10 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) Sellers and Buyer will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that either Sellers or Buyer pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 9.11 will be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Sellers from seeking to collect or collecting damages (it being agreed that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages). If, prior to the Termination Date, either Buyer or any Seller brings any action, in each case, in accordance with this Section 9.11, to enforce specifically the performance of the terms and provisions hereof by the other party, the Termination Date will automatically be extended for the period during which such action is pending, plus ten (10) Business Days or by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 9.11 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by Sellers herein.

Section 9.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13 No Third Party Beneficiaries. Other than a Non-Recourse Party in respect of Section 9.14, this Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns.

Section 9.14 Non-Recourse.

(a) Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Litigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement.

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(b) Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such party set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, subsidiary, agent, Representative, or any financial advisor or lender to any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach.

(c) For the avoidance of doubt, neither Trustee nor the DIP Agent are or shall be deemed to be an Affiliate of Buyer by virtue of any agency relationships or other actions taken to effectuate this Agreement, the Credit Bid, or any other transaction contemplated in the Closing Plan Steps, but each of the Trustee, the DIP Agent, and their respective Representatives are a Non-Recourse Party.

(d) Each Non-Recourse Party is and shall be an intended third-party beneficiary of this Section 9.14 and shall have the right to enforce such provisions to the same extent as if it were a party hereto.

(e) This Section 9.14 may not be terminated, modified, or amended in any manner that adversely affects any Non-Recourse Party, without the prior written consent of such affected Non-Recourse Party.

(f) Nothing in this Section 9.14 shall limit or release any Party from any Liability expressly set forth in this Agreement.

Section 9.15 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meaning ascribed to such terms in this Agreement. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the Sections of this Agreement, and it is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is readily apparent on the face of such disclosure without the need for a cross-reference, (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception, any violation of Law or breach of Contract or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, (d) the information and disclosures contained therein shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of any Seller or any other Person except to the extent explicitly provided in this Agreement, and (e) the disclosures set forth in the Disclosure Schedule shall not be deemed to expand the scope of any, or create any new, representation, warranty, covenant or agreement set forth herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The information contained in this Agreement (or the Exhibits or Schedules attached hereto) and/or in the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is disclosed solely for purposes of this Agreement.

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Section 9.17 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies, delivered by electronic communications by portable document format (.pdf), or any other means of electronic execution, including by DocuSign, each of which shall be deemed an original.

Section 9.19 Privileged Communications.

(a) Sellers and Buyer hereby acknowledge and agree that notwithstanding any provision of this Agreement, neither Buyer nor any of its Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications (which, for the avoidance of doubt, shall constitute Excluded Assets), whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees, upon and after the Closing: (i) neither Buyer nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications, (ii) only Sellers shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights and (iii) Sellers shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or any of its Affiliates.

(b) To the extent that any Privileged Communications are disclosed or made available to Buyer, the Parties hereby agree (i) that the disclosure, receipt and/or review of such Privileged Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, common interest privilege, work product doctrine or other applicable privilege and (iii) Sellers shall have the right in their sole discretion and at any time to require the return and/or destruction of the Privileged Communications.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Sellers:

Twin hospitality group, INC.

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

Twin hospitality I, LLC

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

On behalf of each Subsidiary or Affiliate of Sellers listed on Annex 1.

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

For the limited purposes set forth herein, FAT Brands Inc.

Fat BrandS INC.

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

TWNPKS BID CO. LLC

By:	/s/ Yong Hong
Name:	Yong Hong
Title:	Secretary

Signature Page to Asset Purchase Agreement

Annex 1
Sellers

1.	Twin Peaks Buyer, LLC

2.	Twin Restaurant Holding, LLC

3.	Twin Restaurant IP, LLC (DE)

4.	Twin Restaurant Development, LLC (TX)

5.	Twin Restaurant RE, LLC (TX)

6.	Twin Restaurant JV Holding, LLC (DE)

7.	Twin Restaurant Investment Company, LLC (TX)

8.	Twin Restaurant Investment Company II, LLC (TX)

9.	TPJV2, LLC (DE)

10.	Twin Restaurant JV Management, LLC (DE)

11.	Twin Restaurant Franchise, LLC (DE)

12.	Twin Restaurant International Franchise, LLC (TX)

13.	TP Franchise Venture I, LLC (TX)

14.	TP Franchise Austin, LLC (TX)

15.	TP Franchise Round Rock, LLC (TX)

16.	TP Texas Restaurant Services, LLC (TX)

17.	TP Texas Beverages, LLC (TX)

18.	TP Texas Beverage Services, LLC (TX)

19.	TP GA, LLC (GA)

20.	Twin Restaurant, LLC (DE)

21.	Twin Restaurant Viva Las Vegas, LLC (TX)

22.	Twin Restaurant LV-2, LLC (NV)

23.	Twin Restaurant El Paso, LLC (TX)

24.	Twin Restaurant El Paso Beverage Holding, LLC (TX)

25.	Twin Restaurant Westover, LLC (TX)

26.	Twin Restaurant Westover Beverage Holding, LLC (TX)

27.	Twin Restaurant Sunland Park, LLC (TX)

28.	Twin Restaurant Sunland Park Beverage Holding, LLC (TX)

29.	Twin Restaurant S Fort Worth, LLC (TX)

30.	Twin Restaurant S Fort Worth Beverage Holding, LLC (TX)

31.	Twin Restaurant Park North, LLC (TX)

32.	Twin Restaurant Park North Management, LLC (TX)

33.	Twin Restaurant Park North Beverage Holding, LLC (TX)

34.	Twin Restaurant Little Rock, LLC (AR)

35.	Twin Restaurant Oakbrook, LLC (IL)

36.	Twin Restaurant Warrenville, LLC (IL)

37.	Twin Restaurant N Irving, LLC (TX)

38.	Twin Restaurant N Irving Beverage Holding, LLC (TX)

39.	Twin Restaurant San Antonio, LLC (TX)

40.	Twin Restaurant San Antonio Beverage Holding, LLC (TX)

41.	Twin Restaurant Western Center, LLC (TX)

42.	Twin Restaurant Western Center Beverage Holding, LLC (TX)

43.	Twin Restaurant Odessa, LLC (TX)

44.	Twin Restaurant Odessa Beverage Holding, LLC (TX)

45.	Twin Restaurant Denver, LLC (TX)

46.	Twin Restaurant Centennial, LLC (CO)

47.	Twin Restaurant Denver, LLC (CO)

48.	Twin Restaurant Broomfield, LLC (CO)

49.	Twin Restaurant Lewisville, LLC (TX)

50.	Twin Restaurant Beverage Holding, LLC (DE)

51.	Twin Restaurant Beverage – Texas, LLC (TX)

52.	Twin Restaurant San Marcos, LLC (TX)

53.	Twin Restaurant San Marcos Management, LLC (TX)

54.	Twin Restaurant San Marcos Beverage Holding, LLC (TX)

55.	Twin Restaurant Midland, LLC (TX)

56.	Twin Restaurant Midland Beverage Holding, LLC (TX)

57.	Twin Restaurant Frisco, LLC (TX)

58.	Twin Restaurant Live Oak, LLC (TX)

59.	Twin Restaurant Live Oak Management, LLC (TX)

60.	Twin Restaurant Live Oak Beverage Holding, LLC (TX)

61.	Twin Restaurant Live Oak RE, LLC (TX)

62.	Twin Restaurant San Angelo, LLC (TX)

63.	Twin Restaurant San Angelo Management, LLC (TX)

64.	Twin Restaurant San Angelo Beverage Holding, LLC (TX)

65.	Twin Restaurant Amarillo, LLC (TX)

66.	Twin Restaurant Amarillo Management, LLC (TX)

67.	Twin Restaurant Amarillo Beverage Holding, LLC (TX)

68.	Twin Restaurant Burleson, LLC (TX)

69.	Twin Restaurant Burleson Management, LLC (TX)

70.	Twin Restaurant Burleson Beverage Holding, LLC (TX)

71.	Twin Restaurant Grand Prairie, LLC (TX)

72.	Twin Restaurant Grand Prairie Management, LLC (TX)

73.	Twin Restaurant Grand Prairie Beverage Holding, LLC (TX)

74.	Twin Restaurant Plano, LLC (TX)

75.	Twin Restaurant Plano RE, LLC (DE)

76.	Twin Restaurant Plano Beverage Holding, LLC (TX)

77.	Twin Restaurant Northlake, LLC (TX)

78.	Twin Restaurant Northlake RE, LLC (DE)

79.	Twin Restaurant Northlake Beverage Holding, LLC (TX)

80.	Twin Restaurant Lakeland, LLC (DE)

81.	Twin Restaurant Brandon, LLC (DE)

82.	Twin Restaurant Sarasota, LLC (DE)

83.	Twin Restaurant Sarasota RE, LLC (DE)

84.	Twin Restaurant FL Payroll, LLC (DE)

85.	Twin Restaurant McKinney, LLC (DE)

86.	Twin Restaurant McKinney RE, LLC (DE)

87.	Twin Restaurant McKinney Beverage Holding, LLC (DE)

88.	Twin Restaurant Terrell, LLC (DE)

89.	Twin Restaurant Terrell RE, LLC (DE)

90.	Twin Restaurant Terrell Beverage Holding, LLC (DE)

91.	Twin Restaurant Virginia Beach, LLC (DE)

92.	Twin Restaurant Newport News, LLC (DE)

93.	Twin Restaurant Kissimmee, LLC (DE)

94.	Twin Restaurant Citrus Park, LLC (DE)

95.	Twin Restaurant Chesapeake, LLC (DE)

96.	Twin Restaurant Tyngsboro, LLC (DE)

97.	Barbeque Integrated, Inc. (DE)

98.	Smokey Bones (Florida), LLC (DE)

99.	GMR of Pennsylvania-SB Properties, LLC (DE)

100.	Integrated Card Solutions, LLC (VA)